EXHIBIT 99.1

SHAREHOLDERS AGREEMENT

among

CRITICAL PATH, INC.

and

THE SHAREHOLDERS NAMED ON SCHEDULE I HERETO

Dated: May 1, 2008

Table of Contents

Page

1.	Definitions		1

2.	Restrictions on Transfer of Shares		7
	2.1	Limitation on Transfer	8
	2.2	Permitted Transfers	8
	2.3	Permitted Transfer Procedures	8
	2.4	Transfers in Compliance with Law; Substitution of Transferee	9
	2.5	Exception	9

3.	Right of First Offer and Tag-Along Rights		9
	3.1	Proposed Voluntary Transfers	9
	3.2	Involuntary Transfers	12

4.	Future Issuance of Shares; Preemptive Rights		14
	4.1	Offering Notice	14
	4.2	Preemptive Rights; Exercise	15
	4.3	Closing	15
	4.4	Sale to Subject Purchaser	16

5.	After-Acquired Securities		16

6.	Corporate Governance		16
	6.1	General	16
	6.2	Shareholder Actions	17
	6.3	Election of Directors; Number and Composition	17
	6.4	Intentionally Omitted	18
	6.5	Removal and Replacement of Directors	18
	6.6	Reimbursement of Expenses; D&O Insurance	19
	6.7	Actions of the Shareholders and Board of Directors; Extraordinary Actions	19
	6.8	Committees of the Board of Directors	21
	6.9	Annual Budget	21
	6.10	Financial Statements and Other Information	21
	6.11	Books and Records	22

7.	Registration Rights		22

8.	Reincorporation; Amendment to Charter Documents		22
	8.1	Reincorporation	22
	8.2	Amendment to Charter Documents	22

9.	Stock Certificate Legend		23

10	Miscellaneous		24
	10.1	Notices	24
	10.2	Publicity; Confidentiality	25

i

Page

10.3	Successors and Assigns; Third Party Beneficiary	25
10.4	Amendment and Waiver	25
10.5	Counterparts	26
10.6	Specific Performance	26
10.7	Headings	26
10.8	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	26
10.9	Severability	27
10.10	Rules of Construction	27
10.11	Entire Agreement	28
10.12	Effective Time; Term of Agreement	28
10.13	Further Assurances	28

SCHEDULES

I	Shareholders

EXHIBITS

A	Second Amended and Restated Articles of Incorporation
B	By-laws
C	Form of Transfer Agreement (Previously issued shares)
D	Registration Rights

ii

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”) dated May 1, 2008, among Critical Path, Inc., a California corporation (the “Company”) and the Shareholders (as hereinafter defined) named on Schedule I hereto.

WHEREAS, after giving effect to (i) the Merger (as hereinafter defined), the transactions contemplated by the Second Amended and Restated Articles of Incorporation of the Company as in effect on the date hereof and the Note Exchange (as hereinafter defined) and (ii) the dissolution of Parent (as hereinafter defined) and the distribution by Parent of Shares (as hereinafter defined) to certain of the Shareholders, each of the Shareholders will own the number of Shares set forth opposite their respective names on Schedule I hereto; and

WHEREAS, from and after the Effective Time, the parties hereto wish to restrict the transfer of the Shares and to provide for, among other things, first offer, tag-along and preemptive rights, corporate governance rights and certain other rights and obligations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Ace Paragon” means Ace Paragon Holdings Limited, a British Virgin Islands company, and any successor to such entity.

“Ace Shareholders” means Ace Paragon and any Permitted Transferee thereof to whom Shares are transferred in accordance with Section 2.2 of this Agreement, and the term “Ace Shareholder” shall mean any such Person.

“Action” means any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Authority, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Aggregate Original CK/DLC Shares” has the meaning set forth in Section 6.3(b)(iii) of this Agreement.

“Aggregate Original GA Shares” has the meaning set forth in Section 6.3(b)(ii) of this Agreement.

2

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York and the State of California are authorized or required by law or executive order to close.

“Campina” means Campina Enterprises Limited, a British Virgin Islands corporation, and any successor to such entity.

“Cenwell” means Cenwell Limited, a British Virgin Islands corporation, and any successor to such entity.

“Charter Documents” means the Second Amended and Restated Articles of Incorporation and the By-laws of the Company as in effect on the date hereof, copies of which are attached hereto as Exhibit A and Exhibit B, respectively.

“CK Shareholders” means, together, Campina and Cenwell.

“CK/DLC Shareholders” means, collectively, the CK Shareholders and the DLC Shareholders, any Subsequent CK/DLC Purchaser and any Permitted Transferee thereof to whom Shares are transferred in accordance with Section 2.2 of this Agreement, and the term “CK/DLC Shareholder” shall mean any such person.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company or any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Common Stock Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Option” has the meaning set forth in Section 3.1(b) of this Agreement.

“Company Option Period” has the meaning set forth in Section 3.1(b) of this Agreement.

3

“Contract Date” has the meaning set forth in Section 3.1(e) of this Agreement.

“Delaware Newco” has the meaning set forth in Section 8.2 of this Agreement.

“Director” means a director on the Board of Directors.

“DLC Shareholders” means, together, Dragonfield and Lion Cosmos.

“Drag Transaction” has the meaning set forth in Section 8.2(b) of this Agreement.

“Dragonfield” means Dragonfield Limited, a British Virgin Islands corporation, and any successor to such entity.

“Effective Time” is deemed to have occurred immediately after the consummation of the Note Exchange.

“Excess New Securities” has the meaning set forth in Section 4.2(a) of this Agreement.

“Excess Offered Securities” has the meaning set forth in Section 3.1(c) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Exempt Issuances” has the meaning set forth in Section 4.1 of this Agreement.

“Fair Value” has the meaning set forth in Section 3.2(b) of this Agreement.

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“GAP Coinvestment” means GAP Coinvestment Partners II, L.P., a Delaware limited partnership, and any successor to such entity.

“GA LLC” means General Atlantic LLC, a Delaware limited liability company, and any successor to such entity.

“GAP LP” means General Atlantic Partners 74, L.P., a Delaware limited partnership, and any successor to such entity.

“GapStar” means GapStar, LLC, a Delaware limited liability company, and any successor to such entity.

4

“General Atlantic Directors” has the meaning set forth in Section 6.3 of this Agreement.

“General Atlantic Shareholders” means, collectively, GAP LP, GAP Coinvestment, GapStar, GmbH Coinvestment, any Subsequent General Atlantic Purchaser and any Permitted Transferee of any of the foregoing to whom Shares are transferred in accordance with Section 2.2 of this Agreement, and the term “General Atlantic Shareholder” shall mean any such Person.

“GmbH Coinvestment” means GAPCO GmbH & Co. KG, a German limited partnership, and any successor to such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Initial Public Offering” means the first bona fide firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement filed under the Securities Act, and in which the underwriting is lead managed by an internationally recognized investment banking firm and the shares of Common Stock are listed on The Nasdaq Stock Market, Inc. or other internationally recognized stock exchange.

“Involuntary Transfer” means any transfer, proceeding or action by or in which a Shareholder shall be deprived or divested of any right, title or interest in or to any of the Shares without such Shareholder’s express consent, approval or agreement, including, without limitation, (i) any seizure under levy of attachment or execution, (ii) any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, (iii) any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property and (iv) any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

“Involuntary Transferee” has the meaning set forth in Section 3.2(a) of this Agreement.

“IPO Effectiveness Date” means the date upon which the Company closes its Initial Public Offering.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

5

“Lion Cosmos” means Lion Cosmos Limited, a British Virgin Islands corporation, and any successor to such entity.

“Merger” means the merger of CP Merger Co. with and into the Company, pursuant to that certain Agreement and Plan of Merger, dated as of December 5, 2007 and as amended on February 19, 2008, by and among the Company, CP Holdco, LLC and CP Merger Co.

“New Issuance Notice” has the meaning set forth in Section 4.1 of this Agreement.

“New Securities” has the meaning set forth in Section 4.1 of this Agreement.

“Note Exchange” means the transactions contemplated by that certain Note Exchange Agreement, dated as of December 5, 2007 and as may be amended from time to time, by and among the Company and the other Persons named therein.

“Offer Price” has the meaning set forth in Section 3.1(a) of this Agreement.

“Offered Securities” has the meaning set forth in Section 3.1(a) of this Agreement.

“Offering Notice” has the meaning set forth in Section 3.1(a) of this Agreement.

“Other Shareholder” means any transferee of a General Atlantic Shareholder, a CK/DLC Shareholder or an Ace Shareholder (in each case, other than a Permitted Transferee thereof), who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4 or to whom Shares have been transferred in accordance with Section 3.1(e).

“Parent” means CP Holdco, LLC, a Delaware limited liability company.

“Permitted Transferee” has the meaning set forth in Section 2.2 of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preemptive Rightholder(s)” has the meaning set forth in Section 4.1 of this Agreement.

“Proportionate Percentage” has the meaning set forth in Section 4.2(a) of this Agreement.

6

“Proposed Price” has the meaning set forth in Section 4.1 of this Agreement.

“Requirement of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Reincorporation ” has the meaning set forth in Section 8.1 of this Agreement.

“Rightholder(s)” has the meaning set forth in Section 3.1(c) of this Agreement.

“Rightholder Option Period” has the meaning set forth in Section 3.1(c) of this Agreement.

“Sale Transaction” means, whether in a single transaction or a series of related transactions, (i) any merger, tender offer or other business combination in which the shareholders of the Company owning the voting securities of the Company prior to such transaction do not own a majority of the voting securities of the surviving Person, (ii) a voluntary sale of voting securities by the shareholders of the Company to any Person (excluding an Affiliate of the General Atlantic Shareholders or the CK/DLC Shareholders) in which the shareholders of the Company owning the voting securities of the Company prior to such sale do not own a majority of the voting power of the surviving Person (including, without limitation, the ultimate parent company), or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

“Section 3.2 Rightholder(s)” has the meaning set forth in Section 3.2(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Selling Shareholder” has the meaning set forth in Section 3.1(a) of this Agreement.

“Shares” means, with respect to each Shareholder, all shares, whether now owned or hereafter acquired, of Common Stock, and any other Common Stock Equivalents owned thereby; provided, however, for the purposes of any computation of the number of Shares pursuant to Sections 2, 3, 4.1, 4.2 and 6, all outstanding Common Stock Equivalents shall be deemed converted, exercised or exchanged as applicable and the shares of Common Stock issuable upon such conversion, exercise or exchange shall be deemed outstanding, whether or not such conversion, exercise or exchange has actually been effected.

7

“Shareholders” means, collectively, the General Atlantic Shareholders, the CK/DLC Shareholders and the Ace Shareholders, and the term “Shareholder” shall mean any such Person.

“Shareholders Meeting” has the meaning set forth in Section 6.1 of this Agreement.

“Stock Option Plan” means collectively, one or more stock option plans and other equity incentive plans of the Company approved by the Board of Directors pursuant to which shares of restricted stock and options to purchase shares of Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Company and its Subsidiaries.

“Subject Purchaser” has the meaning set forth in Section 4.1 of this Agreement.

“Subsequent CK/DLC Purchaser” means any Affiliate of any of the CK/DLC Shareholders that, after the date hereof, acquires Shares.

“Subsequent General Atlantic Purchaser” means any Affiliate of GA LLC that, after the date hereof, acquires Shares.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such first Person.

“Tag-Along Rightholder” has the meaning set forth in Section 3.1(f)(i) of this Agreement.

“Third Party Purchaser” has the meaning set forth in Section 3.1(a) of this Agreement.

“transfer” has the meaning set forth in Section 2.1 of this Agreement.

“Transferred Shares” has the meaning set forth in Section 3.2(a) of this Agreement.

“Written Consent” has the meaning set forth in Section 6.1 of this Agreement.

2.	Restrictions on Transfer of Shares.

2.1          Limitation on Transfer. No Shareholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “transfer”) any Shares or any right, title or interest therein or thereto, except in accordance with the provisions of this Agreement, including, without limitation, Section 2.4. Any attempt to transfer any Shares

8

or any rights thereunder in violation of the preceding sentence shall be null and void ab initio.

2.2          Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, but subject to Sections 2.1, 2.3 and 2.4, at any time, (i) each of the General Atlantic Shareholders, the CK/DLC Shareholders and the Ace Shareholders may transfer all or a portion of its Shares to any of its Affiliates and (ii)  GapStar may pledge and grant a security interest in all or any portion of its Shares to a lender to secure its obligations under a bona fide loan made to acquire such Shares (each a “Permitted Transferee”). A Permitted Transferee of Shares pursuant to this Section 2.2 may transfer its Shares pursuant to this Section 2.2 only to the transferor Shareholder or to a Person that is a Permitted Transferee of such transferor Shareholder. No Shareholder shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any transfer or attempted transfer in violation of this covenant shall be null and void ab initio.

2.3          Permitted Transfer Procedures. If any Shareholder wishes to transfer Shares (other than a pledge by GapStar) to a Permitted Transferee under Section 2.2, such Shareholder shall give notice to the Board of Directors of its intention to make such a transfer not less than ten (10) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed, the relationship of such Permitted Transferee to such Shareholder, and the number of Shares proposed to be transferred to such Permitted Transferee.

2.4          Transfers in Compliance with Law; Substitution of Transferee. Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this Section 2 or Section 3 unless (a) the transferee (other than a lender in the case of a pledge by GapStar) has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit C, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act. If reasonably requested by the Company, an opinion of counsel to such transferring Shareholder shall be supplied to the Company, at such transferring Shareholder’s expense, to the effect that such transfer complies with the applicable federal and state securities laws. Upon becoming a party to this Agreement, (i) the Permitted Transferee of a General Atlantic Shareholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, a General Atlantic Shareholder hereunder with respect to the Shares transferred to such Permitted Transferee, (ii) the Permitted Transferee of a CK/DLC Shareholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, a CK/DLC Shareholder hereunder with respect to the Shares transferred to such Permitted Transferee, (iii) the Permitted Transferee of an Ace Shareholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, an Ace Shareholder hereunder with respect to the Shares transferred to such Permitted Transferee, (iv) an Other Shareholder shall be

9

subject to the same obligations as, but none of the rights of, the transferring General Atlantic Shareholder or CK/DLC Shareholder, as the case may be, and (v) the transferee of an Other Shareholder shall be substituted for, and shall be subject to the same obligations as, the transferring Other Shareholder hereunder with respect to the Shares transferred to such transferee.

2.5          Exception. Notwithstanding anything to the contrary set forth in this Agreement, any Shareholder may at any time transfer its Shares pursuant to a Sale Transaction approved by the Board of Directors.

3.	Right of First Offer and Tag-Along Rights.
	3.1	Proposed Voluntary Transfers.

(a)           Offering Notice. Subject to Section 2, if any Shareholder (a “Selling Shareholder”) wishes to transfer all or any portion of its or his Shares to any Person (other than to a Permitted Transferee) (a “Third Party Purchaser”), such Selling Shareholder shall offer such Shares first to the Company, by sending written notice (an “Offering Notice”) to the Company, which shall state (a) the number of Shares proposed to be transferred (the “Offered Securities”); (b) the proposed purchase price per Share for the Offered Securities (the “Offer Price”); and (c) the terms and conditions of such sale. Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired. The Company shall promptly deliver a copy of the Offering Notice to each Shareholder (other than the Selling Shareholder).

(b)           Company Option; Exercise. For a period of ten (10) days after the giving of the Offering Notice pursuant to Section 3.1(a) (the “Company Option Period”), the Company shall have the right (the “Company Option”) but not the obligation to purchase any or all of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. The right of the Company to purchase any or all of the Offered Securities under this Section 3.1(b) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Company Option Period, to the Selling Shareholder, with a copy to the other Shareholders, which notice shall state the number of Offered Securities proposed to be purchased by the Company. The failure of the Company to respond within the Company Option Period shall be deemed to be a waiver of the Company Option, provided that the Company may waive its rights under this Section 3.1(b) prior to the expiration of the Company Option Period by giving written notice to the Selling Shareholder, with a copy to the other Shareholders.

(c)	Rightholder Option; Exercise.

(i)            If the Company does not elect to purchase all of the Offered Securities, then for a period of ten (10) days after the earlier to occur of (a) the expiration of the Company Option Period and (b) the date upon which the Selling Shareholder and the other Shareholders shall have received written notice from the

10

Company of its exercise of the Company Option pursuant to Section 3.1(b) or its waiver thereof (the “Rightholder Option Period”), each of the Shareholders (who, in each case, is not a Selling Shareholder) (for the purpose of Section 3.1, each, a “Rightholder” and collectively, the “Rightholders”) shall have the right to purchase a portion of the remaining Offered Securities, at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice, equal to that percentage of the remaining Offered Securities determined by dividing (i) the total number of Shares then owned by such Rightholder by (ii) the total number of Shares then owned by all such Rightholders. If any Rightholder does not fully subscribe for the number or amount of Offered Securities it is entitled to purchase, then each other participating Rightholder shall have the right to purchase that percentage of the Offered Securities not so subscribed for (for the purposes of this Section 3.1(c), the “Excess Offered Securities”) determined by dividing (x) the total number of Shares then owned by such fully participating Rightholder by (y) the total number of Shares then owned by all fully participating Rightholders who elected to purchase Offered Securities. The procedure described in the preceding sentence shall be repeated until there are no remaining Excess Offered Securities. If the Company and/or the Rightholders do not purchase all of the Offered Securities pursuant to Section 3.1(b) and/or Section 3.1(c), then the Selling Shareholder may, subject to Section 3.1(f), sell all of the Offered Securities to a Third Party Purchaser in accordance with Section 3.1(e). Any of the Rightholders may assign to any of their Affiliates all or any portion of its rights as a Rightholder pursuant to this Section 3(c).

(ii)          The right of each Rightholder to purchase all of the remaining Offered Securities under Section 3.1(c)(i)  shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Rightholder Option Period, to the Selling Shareholder with a copy to the Company. Each such notice shall state (a) the number of Shares held by such Rightholder and (b) the number of Shares that such Rightholder is willing to purchase pursuant to this Section 3.1(c). The failure of a Rightholder to respond within the Rightholder Option Period to the Selling Shareholder shall be deemed to be a waiver of such Rightholder’s rights under Section 3.1(c)(i), provided that each Rightholder may waive its rights under Section 3.1(c)(i) prior to the expiration of the Rightholder Option Period by giving written notice to the Selling Shareholder, with a copy to the Company.

(d)           Closing. The closing of the purchases of Offered Securities subscribed for by the Company under Section 3.1(b) and/or the Rightholders under Section 3.1(c) shall be held at the executive office of the Company at 11:00 a.m., local time, on the 30th day after the giving of the Offering Notice pursuant to Section 3.1(a) or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Shareholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Selling Shareholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Offered Securities. The

11

Company and/or each Rightholder, as the case may be, purchasing Offered Securities shall deliver at the closing payment in full in immediately available funds for the Offered Securities purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(e)           Sale to a Third Party Purchaser. Unless the Company and/or the Rightholders elect to purchase all, but not less than all, of the Offered Securities under Sections 3.1(b) and 3.1(c), the Selling Shareholder may, subject to Section 3.1(f), sell all, but not less than all, the Offered Securities to a Third Party Purchaser at a price not less than the Offer Price and otherwise on the terms and conditions not more favorable to such Third Party Purchaser than those set forth in the Offering Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within sixty (60) days after the earlier to occur of (i) the waiver by the Company and all of the Rightholders of their options to purchase the Offered Securities and (ii) the expiration of the Rightholder Option Period (the “Contract Date”); and provided further, that such sale shall not be consummated unless and until (x) such Third Party Purchaser shall represent in writing to the Company and each Rightholder that it is aware of the rights of the Company and the Shareholders contained in this Agreement and (y) prior to the purchase by such Third Party Purchaser of any of such Offered Securities, such Third Party Purchaser shall become a party to this Agreement and shall agree to be bound by the terms and conditions hereof in accordance with Section 2.4 hereof. If such sale is not consummated within thirty (30) days after the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Selling Shareholder without again offering the same to the Company and the Rightholders in accordance with this Section 3.1.

(f)	Tag-Along Rights.

(i)            If a Selling Shareholder is transferring Offered Securities to a Third Party Purchaser pursuant to Section 3.1(e), then each of the other Shareholders (each, in such capacity, a “Tag-Along Rightholder”) shall have the right to sell to such Third Party Purchaser, upon the same terms and conditions as the Selling Shareholder, that number of Shares held by such Tag-Along Rightholder equal to that percentage of the Offered Securities determined by dividing (i) the total number of Shares then owned by such Tag-Along Rightholder by (ii) the sum of (x) the total number of Shares then owned by all such Tag-Along Rightholders exercising their rights pursuant to this Section 3.1(f) and (y) the total number of Shares then owned by the Selling Shareholder. The Selling Shareholder and the Tag-Along Rightholder(s) exercising their rights pursuant to this Section 3.1(f) shall effect the sale of the Offered Securities and such Tag-Along Rightholder(s) shall sell the number of Offered Securities required to be sold by such Tag-Along Rightholder(s) pursuant to this Section 3.1(f)(i), and the number of Offered Securities to be sold to such Third Party Purchaser by the Selling Shareholder shall be reduced accordingly.

12

(ii)          The Selling Shareholder shall give notice to each Tag-Along Rightholder of each proposed sale by it of Offered Securities which gives rise to the rights of the Tag-Along Rightholders set forth in this Section 3.1(f), at least ten (10) days prior to the proposed consummation of such sale, setting forth the name of such Selling Shareholder, the number of Offered Securities, the name and address of the proposed Third Party Purchaser (subject to the Tag-Along Rightholder entering into confidentiality agreement in form and substance satisfactory to the Selling Shareholder), the proposed price and form of consideration and other terms and conditions offered by such Third Party Purchaser and the percentage of Shares that such Tag-Along Rightholder may sell to such Third Party Purchaser (determined in accordance with Section 3.1(f)(i)). The tag-along rights provided by this Section 3.1(f) must be exercised by any Tag-Along Rightholder wishing to sell its Shares within ten (10) days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Selling Shareholder indicating such Tag-Along Rightholder’s wish to exercise its rights and specifying the number of Shares (up to the maximum number of Shares owned by such Tag-Along Rightholder required to be purchased by such Third Party Purchaser) it wishes to sell, provided that any Tag-Along Rightholder may waive its rights under this Section 3.1(f) prior to the expiration of such 10-day period by giving written notice to the Selling Shareholder, with a copy to the Company. The failure of a Tag-Along Rightholder to respond within such 10-day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 3.1(f). If a Third Party Purchaser fails to purchase Shares from any Tag-Along Rightholder that has properly exercised its tag-along rights pursuant to this Section 3.1(f)(ii), then the Selling Shareholder shall not be permitted to consummate the proposed sale of the Offered Securities, and any such attempted sale shall be null and void ab initio.

3.2	Involuntary Transfers.

(a)           Rights of First Offer upon Involuntary Transfer. If an Involuntary Transfer of any Shares (the “Transferred Shares”) owned by any Shareholder shall occur, then the Company and each other Shareholder (each, in such capacity, a “Section 3.2 Rightholder” and collectively, the “Section 3.2 Rightholders”) shall have the same rights as specified in Sections 3.1(b) and 3.1(c), respectively, with respect to such Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer by a Selling Shareholder and shall be governed by Section 3.1 except that (i) the time periods shall run from the date of receipt by the Company of actual notice of the Involuntary Transfer (and the Company shall immediately give notice to the Section 3.2 Rightholders of the date of receipt of such notice), (ii) such rights shall be exercised by notice to the transferee of such Transferred Shares (the “Involuntary Transferee”) rather than to the Shareholder who suffered or will suffer the Involuntary Transfer and (iii) the purchase price per Transferred Share shall be agreed upon by the Involuntary Transferee and the Company and/or the purchasing Section 3.2 Rightholders purchasing a majority of the Transferred Shares, as the case may be; provided, however, that if such parties fail to agree as to such purchase price, the purchase price shall be the Fair Value thereof as determined in accordance with Section 3.2(b).

13

(b)           Fair Value. If the parties fail to agree upon the purchase price of the Transferred Shares in accordance with Section 3.2(a) hereof, then the Company or the Section 3.2 Rightholders, as the case may be, shall purchase the Transferred Shares at a purchase price equal to the Fair Value (as hereinafter defined) thereof. The Fair Value of the Transferred Shares shall be determined by a panel of three independent appraisers, which shall be nationally recognized investment banking firms or nationally recognized experts experienced in the valuation of corporations engaged in the business conducted by the Company. Within five (5) Business Days after the date the applicable parties determine that they cannot agree as to the purchase price, the Involuntary Transferee and the Board of Directors (in the case of a purchase by the Company), or the purchasing Section 3.2 Rightholders purchasing a majority of the Transferred Shares being purchased by the purchasing Section 3.2 Rightholders (if the Company is not purchasing any Transferred Shares), or the Board of Directors and such purchasing Section 3.2 Rightholders jointly (in the case of a purchase by the Company and Section 3.2 Rightholders), as the case may be, shall each designate one such appraiser that is willing and able to conduct such determination. If either the Involuntary Transferee or the Board of Directors or the purchasing Section 3.2 Rightholders or both, as the case may be, fails to make such designation within such period, then the other party that has made the designation shall have the right to make the designation on its behalf. The two appraisers designated shall, within a period of five (5) Business Days after the designation of the second appraiser, designate a mutually acceptable third appraiser. The three appraisers shall conduct their determination as promptly as practicable, and the Fair Value of the Transferred Shares shall be the average of the determination of the two appraisers that are closer to each other than to the determination of the third appraiser, which third determination shall be discarded; provided, however, that if the determination of two appraisers are equally close to the determination of the third appraiser, then the Fair Value of the Transferred Shares shall be the average of the determination of all three appraisers. Such determination shall be final and binding on the Involuntary Transferee, the Company and the Section 3.2 Rightholders. The Involuntary Transferee shall be responsible for the fees and expenses of the appraiser designated by or on behalf of it, and the Company or the purchasing Section 3.2 Rightholders (if both the Company and the purchasing Section 3.2 Rightholders are purchasing Transferred Shares), or the purchasing Section 3.2 Rightholders (if the Company is not purchasing any Transferred Shares) shall be responsible for the fees and expenses of the appraiser designated by or on behalf of the Board of Directors or the purchasing Section 3.2 Rightholders (if the Company is not purchasing any Transferred Shares), as the case may be. The Involuntary Transferee and the Company or the purchasing Section 3.2 Rightholders, as the case may be, shall each share half the fees and expenses of the appraiser designated by the appraisers. For purposes of this Section 3.2(b), the “Fair Value” of the Transferred Shares means the fair market value of such Transferred Shares determined in accordance with this Section 3.2(b) based upon all considerations that the appraisers determine to be relevant. All expenses to be shared by the Company and the purchasing Section 3.2 Rightholders, or among the purchasing Section 3.2 Rightholders (if the Company is not purchasing any Transferred Shares), shall be shared in proportion to the number of Shares purchased.

14

(c)           Closing. The closing of any purchase under this Section 3.2 shall be held at the executive office of the Company at 11:00 a.m., local time, on the earlier to occur of (a) the fifth Business Day after the purchase price per Transferred Share shall have been agreed upon by the Involuntary Transferee and the Company or the purchasing Section 3.2 Rightholders, as the case may be, in accordance with Section 3.2(a)(iii), or (b) the fifth Business Day after the determination of the Fair Value of the Transferred Shares in accordance with Section 3.2(b), or at such other time and place as the parties to the transaction may agree. At such closing, the Involuntary Transferee shall deliver certificates, if applicable, or other instruments or documents representing the Transferred Shares being purchased under this Section 3.2, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Transferred Shares shall be free and clear of any Liens (other than those arising hereunder) arising through the action or inaction of the Involuntary Transferee and the Involuntary Transferee shall so represent and warrant, and further represent and warrant that it is the beneficial owner of such Transferred Shares. The Company or each Section 3.2 Rightholder, as the case may be, purchasing such Transferred Shares shall deliver at closing payment in full in immediately available funds for such Transferred Shares. At such closing, all parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(d)          General. In the event that the provisions of this Section 3.2 shall be held to be unenforceable with respect to any particular Involuntary Transfer, the Company and the Section 3.2 Rightholders shall have the rights specified in Sections 3.1(b) and 3.1(c), respectively, with respect to any transfer by an Involuntary Transferee of such Shares, and each Section 3.2 Rightholder agrees that any Involuntary Transfer shall be subject to such rights, in which case the Involuntary Transferee shall be deemed to be the Selling Shareholder for purposes of Section 3.1 of this Agreement and shall be bound by the provisions of Section 3.1 and other related provisions of this Agreement.

4.	Future Issuance of Shares; Preemptive Rights.

4.1          Offering Notice. Except for (a) options to purchase Shares or restricted Common Stock which may be issued pursuant to the Stock Option Plan, (b) a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, and (c) capital stock of the Company issued in consideration of an acquisition, approved by the Board of Directors, by the Company or any of its Subsidiaries of another Person, ((a)-(c) being referred to collectively as “Exempt Issuances”), if the Company wishes to issue any capital stock or any other securities convertible into or exchangeable for capital stock of the Company (collectively, “New Securities”) to any Person (the “Subject Purchaser”), then the Company shall offer such New Securities first to each of the Shareholders (each, in such capacity, a “Preemptive Rightholder” and collectively, the “Preemptive Rightholders”) by sending written notice (the “New Issuance Notice”) to the Preemptive Rightholders, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued, (y) the proposed purchase price per security of the New Securities (the “Proposed Price”) and (z) other

15

terms and conditions of such issuance. Upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in Section 4.2 shall have been waived or shall have expired.

4.2	Preemptive Rights; Exercise.

(a)           For a period of twenty (20) days after the giving of the New Issuance Notice pursuant to Section 4.1, each of the Preemptive Rightholders shall have the right to purchase its Proportionate Percentage (as hereinafter defined) of the New Securities at a purchase price equal to the Proposed Price and upon the same terms and conditions set forth in the New Issuance Notice. Each Preemptive Rightholder shall have the right to purchase that percentage of the New Securities determined by dividing (x) the total number of Shares then owned by such Preemptive Rightholder exercising its rights under this Section 4.2 by (y) the total number of Shares owned by all of the Preemptive Rightholders exercising their rights under this Section 4.2 (the “Proportionate Percentage”). If any Preemptive Rightholder does not fully subscribe for the number or amount of New Securities that it is entitled to purchase pursuant to the preceding sentence, then each Preemptive Rightholder which elected to purchase New Securities shall have the right to purchase that percentage of the remaining New Securities not so subscribed for (for the purposes of this Section 4.2(a), the “Excess New Securities”) determined by dividing (x) the total number of Shares then owned by such fully participating Preemptive Rightholder by (y) the total number of Shares then owned by all fully participating Preemptive Rightholders who elected to purchase Excess New Securities.

(b)          The right of each Preemptive Rightholder to purchase the New Securities under Section 4.2(a) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the 20-day period referred to in Section 4.2(a) above, to the Company, which notice shall state the amount of New Securities that such Preemptive Rightholder elects to purchase pursuant to Section 4.2(a). The failure of a Preemptive Rightholder to respond within such 20-day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights under Section 4.2(a), provided that each Preemptive Rightholder may waive its rights under Section 4.2(a) prior to the expiration of such 20-day period by giving written notice to the Company.

4.3          Closing. The closing of the purchase of New Securities subscribed for by the Preemptive Rightholders under Section 4.2 shall be held at the executive office of the Company at 11:00 a.m., local time, on (a) the forty-fifth (45th) day after the giving of the New Issuance Notice pursuant to Section 4.1, if the Preemptive Rightholders elect to purchase all of the New Securities under Section 4.2, (b) the date of the closing of the sale to the Subject Purchaser made pursuant to Section 4.4 if the Preemptive Rightholders elect to purchase some, but not all, of the New Securities under Section 4.2 or (c) at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver certificates representing the New Securities, and such New Securities shall be issued free and clear of all Liens (other than those

16

arising hereunder and those attributable to actions by the purchasers thereof) and the Company shall so represent and warrant, and further represent and warrant that such New Securities shall be, upon issuance thereof to the Preemptive Rightholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Preemptive Rightholder purchasing the New Securities shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

4.4          Sale to Subject Purchaser. The Company may sell to the Subject Purchaser all of the New Securities not purchased by the Preemptive Rightholders pursuant to Section 4.2 on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within sixty (60) days following the earlier to occur of (i) the waiver by the Preemptive Rightholders of their option to purchase New Securities pursuant to Section 4.2, and (ii) the expiration of the 20-day period referred to in Section 4.2. If such sale is not consummated within such 60-day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same in accordance with this Section 4. The closing of any issuance and purchase pursuant to this Section 4.4 shall be held at a time and place as the parties to the transaction may agree within such 60 day period.

5.            After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the Shares and Common Stock Equivalents now owned or which may be issued or transferred hereafter to a Shareholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares or Common Stock Equivalents, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Shareholder in any other manner.

6.	Corporate Governance.

6.1          General. From and after the execution of this Agreement, at any regular or special meeting of shareholders of the Company (a “Shareholders Meeting”) or in any written consent executed in lieu of such a meeting of shareholders (a “Written Consent”) (a) each Shareholder shall vote its Shares, and each Shareholder and the Company shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation, Sections 6.3, 6.8 and 8 hereof) and to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement; (b) each Shareholder shall vote its Shares, upon any matter submitted for action by the Company’s shareholders or with respect to which such Shareholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Charter Documents; and (c) no Shareholder shall vote its Shares in favor of any amendment of the Charter Documents which would

17

conflict with, or purport to amend or supersede, any of the provisions of this Agreement (including, without limitation, Sections 6.3, 6.8 and 8 hereof).

6.2          Shareholder Actions. In order to effectuate the provisions of this Agreement, each Shareholder (a) hereby agrees that when any action or vote is required to be taken by such Shareholder pursuant to this Agreement, such Shareholder shall use its reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a Shareholders Meeting, or to execute or cause to be executed a Written Consent to effectuate such shareholder action, (b) shall use its reasonable best efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors, all the resolutions necessary to effectuate the provisions of this Agreement, and (c) shall use its reasonable best efforts to cause the Board of Directors to cause the Secretary of the Company, or if there be no secretary, such other officer of the Company as the Board of Directors may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Agreement.

6.3	Election of Directors; Number and Composition.

(a)           Each Shareholder shall vote its Shares at any Shareholders Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that the entire Board of Directors shall consist of five (5) directors.

(b)          Each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of filling the positions on the Board of Directors, or in any Written Consent executed for such purpose, and take all other actions necessary to ensure the election to the Board of Directors of the following individuals:

(i)           the Chief Executive Officer of the Company;

(ii)          for so long as the General Atlantic Shareholders collectively own at least ninety-five percent (95%) of the Shares owned by them set forth on Schedule I hereto (such number of Shares, the “Aggregate Original GA Shares”), two (2) individuals designated by the General Atlantic Shareholders (each, a “General Atlantic Director”); provided that, at such time when the General Atlantic Shareholders collectively own less than ninety-five percent (95%) but not less than fifty percent (50%) of the Aggregate Original GA Shares owned by them as of the date hereof, one (1) General Atlantic Director; and

(iii)         for so long as the CK/DLC Shareholders collectively own at least ninety-five percent (95%) of the Shares owned by them set forth on Schedule I hereto (such number of Shares, the “Aggregate Original CK/DLC Shares”), two (2) individuals designated by the CK/DLC Shareholders (each, a “CK/DLC Director”); provided that, at such time when the CK/DLC Shareholders collectively own

18

less than ninety-five percent (95%) but not less than fifty percent (50%) of the Aggregate Original CK/DLC Shares, one (1) CK/DLC Director.

(c)           Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement, each Shareholder acknowledges and agrees that the size and composition of the Board of Directors shall remain the same as that existing prior to the consummation of the Merger and the foregoing provisions of this Section 6.3 shall not become effective, unless and until such time that a General Atlantic Shareholder or a CK/DLC Shareholder requests in writing, which notice shall (x) specify that such General Atlantic Shareholder or CK/DLC Shareholder is causing Section 6.3(a) and 6.3(b) to be effectuated pursuant to the terms hereof and (y) be sent to all other Shareholders and the Company.

6.4	Intentionally Omitted.
	6.5	Removal and Replacement of Directors.
		(a)	Removal of Directors.

(i)            If at any time the General Atlantic Shareholders notify the other Shareholders of their wish to remove at any time and for any reason (or no reason) a General Atlantic Director, then each Shareholder shall vote all of its Shares so as to remove such General Atlantic Director.

(ii)          If at any time the CK/DLC Shareholders notify the other Shareholders of their wish to remove at any time and for any reason (or no reason) a CK/DLC Director, then each Shareholder shall vote all of its Shares so as to remove such CK/DLC Director.

(b)	Replacement of Directors.

(i)            If at any time, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of any of the General Atlantic Directors designated pursuant to Section 6.3 hereof, then the General Atlantic Shareholders shall designate an individual who shall be elected to fill the vacancy until the next Shareholders Meeting.

(ii)          If at any time, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of any of the CK/DLC Directors designated pursuant to Section 6.3 hereof, then the CK/DLC Shareholders shall designate an individual who shall be elected to fill the vacancy until the next Shareholders Meeting.

(iii)         Upon receipt of notice of the designation of a nominee pursuant to Section 6.5(b)(i) or (ii), each Shareholder shall, as soon as practicable after the date of such notice, take all reasonable actions, including the voting of its Shares, to elect the director so designated to fill the vacancy.

19

6.6          Reimbursement of Expenses; D&O Insurance. The Company shall reimburse the General Atlantic Shareholders, the CK/DLC Shareholders or their respective designees, for all reasonable travel and accommodation expenses incurred by the General Atlantic Directors or CK/DLC Directors in connection with the performance of their duties as directors of the Company upon presentation of appropriate documentation therefor. The Company shall, and each Shareholder shall use commercially reasonable efforts to cause the Board of Directors to cause the Company to, maintain a directors’ liability insurance policy that is reasonably acceptable to the General Atlantic Directors and the CK/DLC Directors.

6.7          Actions of the Shareholders and Board of Directors; Extraordinary Actions.

(a)           Each Director shall have one vote with respect to any actions by the Board of Directors, and except as otherwise provided in this Agreement, any actions of the Board of Directors shall require the affirmative vote or consent, either in writing or at a meeting of the Board of Directors, of a majority of the Directors then in office, including at least one General Atlantic Director (provided that the General Atlantic Shareholders collectively own at least ninety-five percent (95%) of the Aggregate Original GA Shares) and at least one CK/DLC Director (provided that the CK/DLC Shareholders collectively own at least ninety-five percent (95%) of the Aggregate Original CK/DLC Shares).

(b)           Notwithstanding anything to the contrary contained in this Agreement or the Charter Documents, neither the Company or its Subsidiaries, whether by action or written consent of the shareholders of the Company or the Board of Directors, nor the Shareholders shall take, approve or otherwise ratify any of the following actions without the affirmative vote or consent of (x) the General Atlantic Shareholders, for so long as the General Atlantic Shareholders collectively own at least ninety-five percent (95%) of the Aggregate Original GA Shares, and (y) the CK/DLC Shareholders, for so long as the CK/DLC Shareholders collectively own at least ninety-five percent (95%) of the Aggregate Original CK/DLC Shares:

(i)            any amendment, modification or restatement of the Charter Documents, any change in the size of the Board of Directors, the creation or termination of any committee of the Board of Directors, the approval of any appointment to the board of directors of any Subsidiary of the Company and any amendment or modification of this Section 6.8;

(ii)          any Sale Transaction, merger, consolidation, statutory share exchange, conversion or other corporate reorganization of the Company or any of its Subsidiaries;

(iii)          any sale, conveyance, exchange or transfer of all or a substantial portion of the assets of the Company or any of its Subsidiaries;

20

(iv)         any voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation in respect of the Company or any of its Subsidiaries;

(v)           any dissolution or winding up of the Company or any of its Subsidiaries;

(vi)         (1) other than any Exempt Issuances, any creation of a class or series of, or any issuance of or agreement to issue any equity securities of the Company or securities or other rights of any kind convertible into or exchangeable for, any equity securities of the Company, or any option, warrant or other subscription or purchase right with respect to such equity securities of the Company, or (2) other than any repurchases pursuant to Section 3.1(b) hereof or any repurchases from employees in connection with termination of employment as approved by the Board of Directors, the redemption or repurchase of any shares of Common Stock, Common Stock Equivalents or other equity securities of the Company;

(vii)        any declaration, distribution or payment of any dividend or other distribution on any shares of Common Stock, Common Stock Equivalents or other equity securities of the Company or any adjustment, split, combination or reclassification of the Common Stock, Common Stock Equivalents or other equity securities of the Company;

(viii)       entering into, directly or indirectly through any Subsidiaries, joint venture or other arrangements, any lines of business other than those currently conducted by the Company and its Subsidiaries or that are natural extensions thereof;

(ix)         any acquisition of all or any part of the assets or securities of any other Person outside the ordinary course of business;

(x)           any creation, guarantee, incurrence or assumption of any indebtedness for borrowed money by the Company or any of its Subsidiaries, including, without limitation, through the issuance of debt securities, or any material amendment or modification of the terms of the Company’s or any of its Subsidiaries’ existing indebtedness for borrowed money;

(xi)         approval or adoption of any new benefit plan for employees, officers or directors, or material amendment of any existing benefit plan for employees, officers or directors to increase the benefits provided thereunder, except for (x) amendments required by any existing agreements of the Company or by applicable law and (y) routine benefit decisions required to be taken in the ordinary course of business;

(xii)        entering into, amend or voluntarily terminate any contract or otherwise engage in any transaction by the Company and any of its

21

Subsidiaries, on the one hand, and a shareholder, officer, director or an Affiliate of a shareholder, officer or director, on the other hand;

(xiii)      hiring or termination of a Chief Executive Officer or a Chief Financial Officer of the Company or any of its Subsidiaries;

(xiv)       any change in material accounting methods or policies of the Company or the selection of the Company’s auditors;

(xv)        finalizing or amending the annual budget of the Company and such Subsidiaries;

(xvi)       entering into, terminating or materially amending any employment agreements involving annual payments by the Company or any of its Subsidiaries in excess of $200,000 in the aggregate, and

(xvii)	any commitment to do any of the foregoing.

6.8          Committees of the Board of Directors. For so long as both the General Atlantic Shareholders and the CK/DLC Shareholders have the right to designate at least one General Atlantic Director and at least one CK/DLC Director, respectively, the Company shall, and each Shareholder shall cause the Board of Directors to, (i) cause each committee of the Board of Directors to include an equal number of General Atlantic Director(s) and CK/DLC Director(s) and (ii) cause all actions of each committee of the Board of Directors to require approval by at least one General Atlantic Director and one CK/DLC Director who are members of such committee.

6.9          Annual Budget. Not less than thirty (30) days before the end of each fiscal year, the Company shall prepare and submit to the Board of Directors for its approval an annual budget of the Company and its Subsidiaries for the next succeeding fiscal year.

6.10        Financial Statements and Other Information. The Company shall deliver to each Shareholder the following:

(a)    as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, prepared in accordance with GAAP and accompanied by the opinion of a nationally recognized independent certified public accounting firm;

(b)   as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter,

22

all certified by an appropriate officer of the Company as presenting fairly the consolidated financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP;

(c)    as soon as available, but in any event not later than twenty (20) days after the end of each month of each fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such month and for the period commencing on the first day of the fiscal year and ending on the last day of such month in the same form and substance as those delivered to the Board of Directors for such month;

(d)   copies of all Company filings made with the United States Securities and Exchange Commission, if any; and

(e)    any other information regarding the Company or any of its Subsidiaries which a Shareholder may reasonably request.

6.11        Books and Records. The Company shall, and shall cause its Subsidiaries to, keep proper books of records and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with GAAP consistently applied.

7.            Registration Rights. The Shareholders shall be granted registration rights having substantially the terms set forth on Exhibit D hereto and upon request by any Shareholder, the Company agrees to enter into a definitive registration rights agreement with the Shareholders evidencing such registration rights. The Company may not grant any additional registration rights unless such additional registration rights are subordinate to the registration rights granted to the Shareholders and are approved by both the General Atlantic Shareholders and the CK/DLC Shareholders. In the event of a merger or consolidation of the Company into or with one or more Persons and the surviving entity in such merger is not the Company, the Shareholders shall be granted registration rights with respect to the capital stock of such surviving entity received in exchange for security of the Company on substantially the same terms as the registration rights set forth on Exhibit D hereto.

8.	Reincorporation; Amendment to Charter Documents.

8.1          Reincorporation. The Company agrees to, and each Shareholder agrees to cause the Board of Directors to cause the Company to, take all actions necessary and appropriate to reincorporate in or otherwise change its jurisdiction of incorporation to the State of Delaware no earlier than ninety (90) days but no later than one hundred and twenty (120) days after the date hereof (the “Reincorporation”).

8.2          Amendment to Charter Documents. Subject to the consent of the General Atlantic Shareholders and the CK/DLC Shareholders and to the extent permitted by applicable law, the Delaware corporation resulting from the Reincorporation

23

(the “Delaware Newco”) shall cause, and each Shareholder shall vote all of its Shares and take all other actions necessary to cause, the certificate of incorporation and/or the by-laws of the Delaware Newco to contain the following provisions, in form and substance satisfactory to the General Atlantic Shareholders and the CK/DLC Shareholders:

(a)           If any shareholder of the Delaware Newco (other than the Shareholders) desires to transfer any shares of securities of the Delaware Newco to a third party (other than Affiliates of such shareholder), such shareholder will be subject to a right of first offer, on terms substantially the same as those set forth in Section 3.1 hereof, in favor of the Delaware Newco (first) and the Shareholders (second, on a pro rata basis);

(b)          If the General Atlantic Shareholders and the CK/DLC Shareholders jointly accept a bona fide written offer from any Person to purchase at least a majority of the then total outstanding shares of common stock, common stock equivalents and other equity securities of the Delaware Newco (each, a “Drag Transaction”), then, upon the written request of any General Atlantic Shareholder or CK/DLC Shareholder, each shareholder of the Delaware Newco shall be obligated to (i) sell its pro rata portion of such shares of common stock, common stock equivalents and/or other equity securities in the Drag Transaction on same terms and conditions offered in such Drag Transaction and (ii) otherwise take all necessary and appropriate action to facilitate the consummation of the Drag Transaction; and

(c)           To the fullest extent permitted by applicable law, the Delaware Newco will renounce any interest or expectancy of the Delaware Newco in, or in being offered an opportunity to participate in, any business opportunities that are presented to any General Atlantic Director or CK/DLC Director, even if the opportunity is one that the Delaware Newco or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and, to the fullest extent permitted by law, no such Person shall be liable to the Delaware Newco or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Delaware Newco or its Subsidiaries.

9.             Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Shareholder shall for as long as this Agreement is effective bear legends substantially in the following forms:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR

24

ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE SHAREHOLDERS AGREEMENT, DATED MAY 1, 2008, AMONG THE COMPANY AND THE SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE SHAREHOLDERS AGREEMENT.

10.	Miscellaneous.

10.1        Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, confirmed electronic mail, telecopier, courier service or personal delivery

(a)	if to the Company:

Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

Telecopy: (415) 541-2300

Attention: Chief Executive Officer

with a copy to:

Paul, Hastings, Janofksy & Walker, LLP

55 Second Street, 24th Floor

San Francisco, California 94105

Telecopy: (415) 856-7310

Attention: Gregg F. Vignos, Esq.

25

(b)	if to any Shareholder, at such Shareholder’s address as it appears on Schedule I hereto.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is mechanically acknowledged, if telecopied; and when receipt is electronically acknowledged, if by confirmed electronic mail. Any party may by notice given in accordance with this Section 10.1 designate another address or Person for receipt of notices hereunder.

10.2        Publicity; Confidentiality. Except as may be required by applicable Requirement of Law, neither the Company nor any Shareholder shall issue a press release or public announcement or otherwise make any public disclosure concerning this Agreement without prior approval by (i) the Company and (ii) the General Atlantic Shareholders and the CK/DLC Shareholders, provided, however, that nothing in this Agreement shall restrict any of the Shareholders from disclosing information (a) that is already publicly available, (b) that may be required or appropriate in response to any summons or subpoena or in disclosures made in connection with any request, requirement or form of any Governmental Authority or any litigation or proposed transaction, provided that such Shareholder will use reasonable efforts to notify the Company in advance of such disclosure so as to permit the Company to seek a protective order or otherwise contest such disclosure, and such Shareholder will use reasonable efforts to cooperate, at the expense of the Company, with the Company in pursuing any such protective order, (c) to the extent that such Shareholder reasonably believes it appropriate in order to protect its investment in its Shares or in order to comply with any Requirement of Law, or (d) to such Shareholder’s or the Company’s officers, directors, stockholders, investors, advisors, employees, members, partners, controlling persons, auditors or counsel; and provided further, that each of GA LLC, Cheung Kong (Holdings) Limited and Hutchison Whampoa Limited may disclose on its worldwide web page (or on the world wide web page of any of its Subsidiaries), the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company and the Company’s logo. If any announcement is required by any Requirement of Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

10.3        Successors and Assigns; Third Party Beneficiary. This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the parties hereto. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement. No person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

10.4	Amendment and Waiver.

26

(a)           No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)          Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by (i) the Company, (ii) the General Atlantic Shareholders holding a majority of the Shares held by all General Atlantic Shareholders, and (iii) the CK/DLC Shareholders holding a majority of the Shares held by all CK/DLC Shareholders; provided that no such amendment, supplement or modification that would materially adversely affect any rights or obligations of any Ace Shareholder in a manner that is disproportionate to the General Atlantic Shareholders and the CK/DLC Shareholders shall be effective without the consent of the Ace Shareholders holding a majority of the Shares held by all Ace Shareholders. Any such amendment, supplement, modification, waiver or consent shall be binding upon the Company and all of the Shareholders.

10.5        Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.6        Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

10.7        Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.8        GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Each Shareholder and the Company irrevocably agrees that any Action with respect to this Agreement, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns shall be brought and determined in the Court of Chancery or other courts of the State of Delaware located in the State of Delaware, and each Shareholder and the Company hereby irrevocably submits and consents with regard to any such Action or proceeding for itself and in

27

respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Shareholder and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable laws, that (i) Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.8.

10.9        Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

10.10     Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

28

10.11     Entire Agreement. This Agreement, together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersede all prior agreements and understandings among the parties with respect to such subject matter.

10.12     Effective Time; Term of Agreement. This Agreement shall become effective at the Effective Time and except for Sections 7, 10 and those defined terms from Section 1 used in Sections 7 and 10, this Agreement shall terminate upon the IPO Effectiveness Date.

10.13     Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Shareholders Agreement on the date first written above.

THE COMPANY CRITICAL PATH, INC.
By:	/s/ Mark Palomba
Name: Mark Palomba Title: CEO

[Signatures continued on following page.]

Signature Page to Shareholders Agreement

GENERAL ATLANTIC SHAREHOLDERS GENERAL ATLANTIC PARTNERS 74, L.P. By: GENERAL ATLANTIC LLC, its General Partner
By:	/s/ Matthew Nimetz
Name: Matthew Nimetz Title: Managing Director

GAP COINVESTMENT PARTNERS II, L.P.
By:	/s/ Matthew Nimetz
Name: Matthew Nimetz Title: A General Partner

GAPSTAR, LLC By: GENERAL ATLANTIC LLC, its Sole Member
By:	/s/ Matthew Nimetz
Name: Matthew Nimetz Title: Managing Director

GAPCO GMBH & CO. KG By: GAPCO MANAGEMENT GMBH, its General Partner
By:	/s/ Matthew Nimetz
Name: Matthew Nimetz Title: Managing Director

[Signatures continued on following page.]

Signature Page to Shareholders Agreement

CK/DLC SHAREHOLDERS CAMPINA ENTERPRISES LIMITED
By:	/s/ Ip Tak Chuen, Edmond
Name: Ip Tak Chuen, Edmond Title: Director

CENWELL LIMITED
By:	/s/ Ip Tak Chuen, Edmond
Name: Ip Tak Chuen, Edmond Title: Authorised Signatory

DRAGONFIELD LIMITED
By:	/s/ Li Tzar Kuoi, Victor
Name: Li Tzar Kuoi, Victor Title: Director

LION COSMOS LIMITED
By:	/s/ Pau Yee Wan, Ezra
Name: Pau Yee Wan, Ezra Title: Director

[Signatures continued on following page.]

Signature Page to Shareholders Agreement

ACE SHAREHOLDERS ACE PARAGON HOLDINGS LIMITED For and on behalf of CDS INTERNATIONAL LIMITED
By:	/s/ George Yeo Felicia Lim
Name: George Yeo Felicia Lim Title:

[End of signature pages.]

Signature Page to Shareholders Agreement

SCHEDULE I

  SHAREHOLDERS

Shareholder/Address	Shares
1. General Atlantic Shareholders

c/o General Atlantic Service Company, LLC
3 Pickwick Plaza
Greenwich, CT 06830
Telecopier: (203) 302-3044
Attention: David A. Rosenstein

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Telecopy: (212) 757-3990
Attention: Douglas A. Cifu, Esq.
                Marilyn Sobel, Esq.

General Atlantic Partners 74, L.P.	158,564,703
GapStar, LLC	12,311,026
GAP Coinvestment Partners II, L.P.	20,628,827
GAPCO GmbH & Co. KG	241,470
2. CK/DLC Shareholders

I-1

c/o Cheung Kong Holdings Limited

7th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Telecopier: (852) 2128-8001

Attention: Company Secretary

with a copy to:

c/o Hutchison Whampoa Limited
22nd Floor, Hutchison House
10 Harcourt Road
Hong Kong
Telecopier: (852) 2128-1778
Attention: Company Secretary

and a copy to:

Latham & Watkins LLP
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Telecopy: (852) 2522-7066
Attention:         John A. Otoshi, Esq.

Campina Enterprises Limited	158,221,859
Cenwell Limited	9,676,739
Dragonfield Limited	767,856
Lion Cosmos Limited	2,132,934
3. Ace Shareholders
Ace Paragon Holdings Limited One Raffles Quay #35-01 North Tower Singapore 048583	15,698,393

I-2

Exhibit A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CRITICAL PATH, INC.

The undersigned, Mark J. Ferrer and Michael A. Plumleigh, certify that:

1.            They are the duly elected Chairman of the Board and Secretary, respectively, of Critical Path, Inc., a California corporation.

2.             Whereas, the Board of Directors of this corporation has deemed it advisable and in the best interest of this corporation to amend and restate this corporation’s Amended and Restated Articles of Incorporation, as amended to date (the “Original Articles of Incorporation”), to, among other things, (a) provide for action by written consent of the stockholders of this corporation, (b) increase the number of authorized shares of the Common Stock of this corporation, (c) eliminate the Special Voting Share and the Series F Redeemable Convertible Preferred Stock, and (d) make certain changes to the rights, preferences and privileges of the Series D Cumulative Redeemable Convertible Preferred Stock and the Series E Redeemable Convertible Preferred Stock.

3.            The Original Articles of Incorporation are amended and restated to read in full as follows:

ARTICLE I

NAME

The name of this corporation is Critical Path, Inc. (hereinafter, the “Corporation”).

ARTICLE II

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

STOCK

This Corporation is authorized to issue two classes of stock to be designated respectively, Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of capital stock which the Corporation is authorized to issue is five hundred seventy-five million (575,000,000) shares, of which five hundred million (500,000,000) shares shall be Common Stock, and seventy-five million (75,000,000) shares shall be Preferred Stock. Both the Common Stock and the Preferred Stock shall have par value of $0.001 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized, within the limitations and restrictions stated in these Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), to provide for the issue, in one or more series, of all or any of the remaining wholly unissued shares of the Preferred Stock, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE IV

COMMON STOCK

The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders’ meeting in accordance with the By-laws of this Corporation, and except as provided in Section 305(b) and Section 603(d) of the California Corporations Code, any action required by the California Corporations Code to be taken at any annual or special meeting of holders of Common Stock, voting as a separate class, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of Common Stock pursuant to this Article IV and shall be delivered (by hand or certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of Common Stock are recorded. Every written consent shall bear the date of signature of each holder of Common Stock who signs the consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those holders of Common Stock who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE V

PREFERRED STOCK

For the purposes of this Article V only, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Apex Notes” means the convertible promissory notes with an aggregate principal amount of fifteen million dollars ($15,000,000) issued by the Corporation on January 16, 2004, to Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P., pursuant to the Convertible Note Purchase Agreement.

“Business Day” means any day except a Saturday, a Sunday or other day on which commercial banks in the State of New York or the State of California are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

“Change of Control” means, except as set forth in the final sentence of this paragraph, (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the stockholders owning a majority of the voting securities of the Corporation prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) any tender offer, exchange offer or other transaction whereby any person or “group” other than the Investors obtains a majority of the outstanding shares of capital stock entitled to vote in the election of the Board of Directors, (iii) any proxy contest in which a majority of the Board of Directors (or persons appointed by such Board of Directors) prior to such contest do not constitute a majority of the Board of Directors after such contest, (iv) a sale of all or substantially all of the assets of the Corporation or (v) any other transaction described in any stockholder rights agreement or “poison pill”, if any, to which the Corporation is a party, which permits the holders of any rights or similar certificates to exercise the rights evidenced thereby and pursuant to which the Board of Directors does not waive the application of such stockholder rights agreement or “poison pill.” Notwithstanding the foregoing and for the avoidance of doubt, the transactions contemplated by the Merger Agreement (including, without limitation, the Merger) shall not be deemed to be a “Change of Control” for purposes of this Article V.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock Equivalent” shall mean any security or obligation which is by its terms convertible, exchangeable or exercisable into or for shares of Common Stock, including, without limitation, shares of Series D Preferred Stock, shares of Series E Preferred Stock and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Conversion Amount” means the lower of (a) $1.70, (b) the most recent closing bid price of the Common Stock as of the Series E Closing Date or (c) the average closing bid prices of the Common Stock for the five trading days prior to the Series E Closing Date; provided, however, if the Conversion Amount as determined pursuant to this sentence is lower than $1.50, the Conversion Amount shall be $1.50.

“Convertible Note Purchase Agreement” means the Convertible Note Purchase Agreement, dated January 16, 2004, among the Corporation and Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P.

“Current Market Price” per share of Capital Stock of any Person shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c), as applicable, of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in (e) above) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person and (g) any Contingent Obligation of such Person.

“Investors” means General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, Campina Enterprises Limited, Cenwell Limited, Great Affluent Limited, Dragonfield Limited and Lion Cosmos Limited and the Affiliates of the foregoing, provided that Affiliates shall be deemed not to include any portfolio companies of any of the foregoing.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

“Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Market Price” shall mean, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York

Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, the fair market value thereof as reasonably determined by the Board of Directors.

“Merger” means the merger of CP Merger Co. with and into the Corporation, pursuant to the terms of the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 5, 2007, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 19, 2008, in each case, by and among the Corporation, CP Holdco, LLC and CP Merger Co. as the same may be further amended, restated or modified from time to time.

“NASDAQ” shall mean The Nasdaq Stock Market, Inc.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Reverse Split” shall have the meaning ascribed to it in Section 1 of Article V.C hereof.

“Rights Offering” shall mean a rights offering for an aggregate amount of up to $21,000,000 of shares of Series E Preferred Stock pursuant to which the Corporation will distribute transferable rights to the Corporation’s holders of Common Stock as contemplated by the Convertible Note Purchase and Exchange Agreement, dated November 18, 2003, among the Corporation and certain other parties thereto.

“Rights Shares” means the shares of Series E Preferred Stock issuable upon exercise of the Series E Purchase Rights and the shares of the Common Stock issuable upon conversion of such shares of Series E Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series C Participating Preferred Stock” shall have the meaning ascribed to it in Article V.A hereof.

“Series D Accreted Value” shall mean as of any date, with respect to each share of Series D Preferred Stock, the Price Per Share (as defined in Article V.B hereof) plus the amount of dividends that have accrued and compounded thereto during the period beginning on the date of issuance of such share of Series D Preferred Stock and ending on the Series E Closing Date plus, during the period beginning on the first day after the Series E Closing Date and from and after such date, the amount of dividends that have accrued from the Series E Closing Date to the then most recent Series D Accrual Date pursuant to Section 3(a) of Article V.B hereof.

“Series D Automatic Redemption Date” shall have the meaning ascribed to it in Section 5(b)(i) of Article V.B.

“Series D Conversion Price” shall mean $1.50, as adjusted pursuant to Section 7(c) of Article V.B.

“Series D Liquidation Payment” shall mean, with respect to each share of Series D Preferred Stock, those amounts payable pursuant to Section 4(a)(i), 4(a)(ii), 4(b)(i) or 4(b)(ii) of Article V.B hereof, as the case may be.

“Series D Optional Redemption Date” shall have the meaning ascribed to it in Section 5(a)(ii) of Article V.B.

“Series D Optional Redemption Price” shall have the meaning ascribed to it in Section 5(a)(i) of Article V.B.

“Series D Preferred Stock” shall have the meaning ascribed to it in Article V.B hereof.

“Series D Redemption Price” shall have the meaning ascribed to it in Section 5(b) of Article V.B.

“Series E Accreted Value” shall mean as of any date, with respect to each share of Series E Preferred Stock, the Price Per Share (as defined in Article V.C hereof) plus the amount of dividends that have accrued from the Series E Closing Date to the then most recent Series E Accrual Date pursuant to Section 3(a) of Article V.C hereof. For the avoidance of doubt, any determination of the Series E Accreted Value after the Reverse Split (including, without limitation, for purposes of Sections 7(a) and 7(aa) of Article V.C hereof) shall give effect to the Reverse Split.

“Series E Automatic Redemption Date” shall have the meaning ascribed to it in Section 5(b) of Article V.C.

“Series E Closing Date” means the date the Series E Preferred Stock is first issued.

“Series E Conversion Price” shall mean $1.50, as adjusted pursuant to Section 7(c) of Article V.C.

“Series E Liquidation Payment” shall mean, with respect to each share of Series E Preferred Stock, those amounts payable pursuant to Section 4(a)(i) or 4(a)(ii) of Article V.C hereof, as the case may be.

“Series E Optional Redemption Price” shall have the meaning ascribed to it in Section 5(a)(i) of Article V.C hereof.

“Series E Preferred Stock” shall have the meaning ascribed to it in Article V.C hereof.

“Series E Purchase Rights” means those rights to purchase Series E Preferred Stock issued in the Rights Offering.

“Series E Redemption Price” shall have the meaning ascribed to it in Section 5(b) of Article V.C hereof.

“Stock Option Plans” means the Corporation’s stock option plans and employee purchase plans approved by the Board of Directors, pursuant to which shares of restricted stock and options to purchase shares of Series E Preferred Stock and/or Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Corporation.

A.	Series C Preferred Stock

1.            Determination and Amount. The shares of such series shall be designated as “Series C Participating Preferred Stock.” The Series C Participating Preferred Stock shall have a par value of $0.001 per share, and the number of shares constituting such series shall be 75,000.

2.             Proportional Adjustment. In the event that the Corporation shall at any time after the issuance of any share or shares of Series C Participating Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series C Participating Preferred Stock.

3.	Dividends and Distributions.

(a)           Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series C Participating Preferred Stock with respect to dividends, the holders of shares of Series C Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Participating Preferred Stock.

(b)          The Corporation shall declare a dividend or distribution on the Series C Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c)           Dividends shall begin to accrue on outstanding shares of Series C Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

4.            Voting Rights. The holders of shares of Series C Participating Preferred Stock shall have the following voting rights:

(a)           Each share of Series C Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

(b)          Except as otherwise provided herein or by law, the holders of shares of Series C Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)           Except as required by law, the holders of Series C Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

5.	Certain Restrictions.

(a)           The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series C Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series C Participating Preferred Stock as required by Section 3 of this Article V.A.

(b)           Whenever quarterly dividends or other dividends or distributions payable on the Series C Participating Preferred Stock as provided in Section 3 of this Article V.A are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)        declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Participating Preferred Stock;

(ii)       declare or pay dividends on, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock, except dividends paid ratably on the Series C Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)      redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Participating Preferred Stock;

(iv)      purchase or otherwise acquire for consideration any shares of Series C Participating Preferred Stock, or any shares of stock ranking on a parity with the Series C Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(c)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5 of Article V.A, purchase or otherwise acquire such shares at such time and in such manner.

6.            Reacquired Shares. Any shares of Series C Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

7.            Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends or such shares of Series C Participating Preferred Stock.

8.             Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

9.             No Redemption. The shares of Series C Participating Preferred Stock shall not be redeemable.

10.          Ranking. The Series C Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

11.          Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series C Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series C Participating Preferred Stock, voting separately as a series.

12.          Fractional Shares. Series C Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Participating Preferred Stock.

B.	Series D Preferred Stock

For the purposes of this Article V.B only, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Excluded Transaction” means (a) any issuance of shares of stock or options to purchase shares of Series E Preferred Stock or Common Stock pursuant to the Stock Option Plans and (b) any issuance of Common Stock (i) upon the conversion of shares of Series D Preferred Stock or shares of Series E Preferred Stock, (ii) as a dividend on shares of Series D Preferred Stock or shares of Series E Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents, (c) any issuance of Common Stock in connection with any Series D Liquidation Payment or Series E Liquidation Payment, (d) Capital Stock issued in consideration of an acquisition, approved by the Board of Directors, by the Company of another Person, (e) shares of Common Stock and Common Stock Equivalents issued in strategic transactions (which may not be private equity or venture capital financing transactions) approved by the Board of Directors to Persons that are not principally engaged in financial investing, (f) the issuance of the Series E Purchase Rights and the Rights Shares, (g) shares of Series E Preferred Stock issuable pursuant to agreements entered into prior to the Series E Closing Date and (h) shares of Common Stock issuable upon conversion of the Apex Notes in accordance with the terms of the Convertible Note Purchase Agreement.

“Junior Stock” shall have the meaning ascribed to it in Section 2(a) of this Article V.B.

“Price Per Share” means $13.75 (subject to anti-dilution adjustment for stock splits of, combinations of and capital reorganizations with respect to the Series D Preferred Stock).

“Transaction” shall have the meaning ascribed to it in Section 7(f) of this Article V.B.

1.            Designation and Number of Shares. There shall be hereby created and established a series of preferred stock designated as “Series D Cumulative Redeemable Convertible Preferred Stock” (the “Series D Preferred Stock”). The authorized number of shares of Series D

Preferred Stock shall be four million one hundred eighty-eight thousand five hundred eighty-seven (4,188,587).

2.	Rank.

(a)           Notwithstanding anything to the contrary in this Article V.B, the Series D Preferred Stock shall not be entitled to the payment of dividends, the Series D Liquidation Payment, the Series D Optional Redemption Price or the Series D Redemption Price until the issued and outstanding shares of Series E Preferred Stock shall have received all dividends, the Series E Liquidation Payment, the Series E Optional Redemption Price and the Series E Redemption Price due and owing under the terms thereof, provided, however, that notwithstanding the foregoing and for the avoidance of doubt, dividends shall accrue on the Series D Preferred Stock as provided in Section 3 of this Article V.B below. Subject to the foregoing sentence, the Series D Preferred Stock shall with respect to the payment of the Series D Liquidation Payment in the event of Liquidation or Change of Control and with respect to dividend and redemption rights rank senior to (i) all series of common stock of the Corporation (including, without limitation, the Common Stock), (ii) all series of preferred stock of the Corporation (excluding any shares of Series E Preferred Stock but including, without limitation, the Series C Participating Preferred Stock) and (iii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rankpari passu with or senior to the Series D Preferred Stock (clauses (i), (ii) and (iii), together, the “Junior Stock”).

(b)           Notwithstanding anything to the contrary contained in the Articles of Incorporation, the vote of the holders of a majority of the Series D Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock of the Corporation ranking pari passu with or senior to the Series D Preferred Stock in the event of a Liquidation or with respect to the payment of the Series D Liquidation Payment.

3.	Dividends.

(a)           Dividend Rate. During the period beginning on the date of issuance of such shares of Series D Preferred Stock and ending on the Series E Closing Date, the holders of shares of Series D Preferred Stock shall accrue dividends at an annual rate equal to eight percent (8%) of the Series D Accreted Value, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance of such shares of Series D Preferred Stock until the Series E Closing Date, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors. During the period beginning on the date of issuance thereof and ending on the Series E Closing Date, such accrued and unpaid dividends shall compound to the Series D Accreted Value on a semi-annual basis on December 31st and June 30th of each year (each such date, the “Series D Accrual Date”) whether or not declared by the Board of Directors. Following the Series E Closing Date, the holders of shares of Series D Preferred Stock shall accrue, out of funds legally available therefor, dividends at an annual rate equal to five and three-fourths percent (5 3/4%) of the Price Per Share with respect to each share of Series D Preferred Stock, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the Series E Closing Date, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors. Such dividends shall not be paid in cash and shall instead be added to the Series D Accreted Value on the Series D Accrual Date. In addition, if the Corporation declares and pays any dividends on the Common Stock, then, in that event, the holders of shares of Series D Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) of this Article V.B below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

(b)           Change of Control; Optional Redemption. In the event of the occurrence of a Change of Control or an optional redemption of the shares of Series D Preferred Stock pursuant to Section 5(a) of this Article V.B below, the sum of (i) any dividends accrued at the rate and in the manner specified in Section 3(a) of this Article V.B since the previous Series D Accrual Date and prior to the date of the occurrence of a Change of Control or the Series D Optional Redemption Date plus (ii) any and all dividends that would have accrued at the rate and in the manner specified in Section 3(a) of this Article V.B from the closing date of such Change of Control or the Series D Optional Redemption Date through and until the Series D Automatic Redemption Date shall be added to the Series D Accreted Value on the closing date of such Change of Control or the Series D Optional Redemption Date, as the case may be.

(c)           Other Dividends. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any other shares of Capital Stock unless and until all accrued and unpaid dividends on the Series D Preferred Stock have been paid in full.

4.	Liquidation and Change of Control.

(a)           Series D Liquidation Payment. Upon the occurrence of a Liquidation, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the holders of shares of Series D Preferred Stock shall be paid in cash for each share of Series D Preferred Stock held thereby, out of but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the greater of (i) the sum of (A) the Series D Accreted Value of such share of Series D Preferred Stock on the date of such Liquidation plus (B) all dividends accrued since the previous Series D Accrual Date, (ii) the product of (x) 1.6 multiplied by (y) the Price Per Share or (iii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series D Preferred Stock is convertible immediately prior to such Liquidation. If, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the assets of the Corporation available for distribution to the holders of shares of Series D Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series D Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b)           Change of Control. In the event of a Change of Control, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E

Preferred Stock, the holders of shares of Series D Preferred Stock shall be paid for each share of Series D Preferred Stock held thereby, an amount equal to the greater of (i) the sum of (A) the Series D Accreted Value of such share of Series D Preferred Stock on the date of such Change of Control plus (B) all dividends that accrue and are payable pursuant to Section 3(b) of this Article V.B, (ii) the product of (x) 1.6 multiplied by (y) the Price Per Share or (iii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series D Preferred Stock is convertible immediately prior to the closing of such Change of Control. Such amount shall be paid in the form of consideration paid in such Change of Control on the closing date of such Change of Control.

(c)           Notice. Written notice of a Liquidation or Change of Control stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

5.	Redemption.
(a) Optional Redemption.

(i)         Series D Optional Redemption Period. The Corporation shall not have any right to redeem any shares of the Series D Preferred Stock on or prior to the third anniversary of the Series E Closing Date. If on any date after the third anniversary of the Series E Closing Date, but prior to the Series D Automatic Redemption Date, the average closing price per share of the Common Stock, as reported on NASDAQ or other nationally recognized securities exchange on which the shares of Common Stock trade, for any sixty (60) consecutive trading days after such third anniversary date, equals or exceeds four hundred percent (400%) of the Series D Accreted Value (the “Series D Optional Redemption Measurement Window”), the Corporation shall have the right, at its sole option and election, to redeem (unless otherwise prevented by law) within thirty (30) days following such Series D Optional Redemption Measurement Window (the “Series D Optional Redemption Period”), all, but not less than all, of the outstanding shares of Series D Preferred Stock in cash, at a price per share (the “Series D Optional Redemption Price”) equal to the sum of the Series D Accreted Value plus all dividends that accrue and are payable pursuant to Section 3(b) of this Article V.B.

(ii)       Optional Redemption Payment. Written notice of any election by the Corporation to redeem the shares of Series D Preferred Stock pursuant to this Section 5(a) of Article V.B (with a closing date prior to the expiration of the Series D Optional Redemption Period selected for such redemption (the “Series D Optional Redemption Date”)), shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than ten (10), nor more than thirty (30), days prior to such Series D Optional Redemption Date to the holders of record of the shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series D Optional Redemption Price shall be made with respect to each share of Series D Preferred Stock by wire transfer of immediately available funds as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series

D Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series D Preferred Stock after surrender of the Series D Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of shares of Series D Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series D Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.B, any holder of Series D Preferred Stock may convert its shares of Series D Preferred Stock pursuant to Section 7(a) of this Article V.B until the Series D Optional Redemption Price has been paid in full by the Corporation to such holder.

(iii)      Termination of Rights. If shares of Series D Preferred Stock are redeemed in full on the Series D Optional Redemption Date, then after the Series D Optional Redemption Date, all rights of any holder of shares of Series D Preferred Stock shall cease and terminate, and such shares of Series D Preferred Stock shall no longer be deemed to be outstanding; provided, however, that, if the Corporation defaults in the payment in full of the Series D Optional Redemption Price, then, subject to Section 5(b) of this Article V.B, the Corporation may not redeem the shares of Series D Preferred Stock until the next Series D Optional Redemption Measurement Window.

(b)	Automatic Redemption.

(i)        Automatic Redemption Date and Payment. On the fourth anniversary of the Series E Closing Date (the “Series D Automatic Redemption Date”), all of the shares of Series D Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share (the “Series D Redemption Price”) equal to the sum of the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date. Written notice of the Series D Automatic Redemption Date shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty (30), nor more than sixty (60), days prior to the Series D Automatic Redemption Date to the holders of record of the shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series D Redemption Price shall be made with respect to each share of Series D Preferred Stock by wire transfer of immediately available funds as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series D Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series D Preferred Stock after surrender of the Series D Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of such shares of Series D Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series D Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.B, any holder of Series D Preferred Stock may convert its shares of Series D Preferred Stock pursuant to Section 7(a) of this Article V.B until the Series D Redemption Price has been paid in full by the Corporation to any such holder.

(ii)       Termination of Rights. If the shares of Series D Preferred Stock are redeemed in full on the Series D Automatic Redemption Date, then after the Series D Automatic Redemption Date, all rights of any holder of such shares of Series D Preferred Stock shall cease and terminate, and such shares of Series D Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment in full of the Series D Redemption Price, the rights of the holders of shares of Series D Preferred Stock shall continue until the Corporation cures such default.

(iii)      Insufficient Funds for Redemption. If the funds of the Corporation available for redemption of the shares of Series D Preferred Stock on the Series D Automatic Redemption Date are insufficient to redeem in full the shares of Series D Preferred Stock, the holders of shares of Series D Preferred Stock shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Series D Automatic Redemption Date were redeemed in full. Any shares of Series D Preferred Stock that the Corporation does not redeem on the Series D Automatic Redemption Date due to insufficient funds shall continue to be outstanding until redeemed and dividends on such shares shall continue to accrue and cumulate until redeemed. The Corporation shall in good faith use all commercially reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevented the Corporation from paying the Series D Redemption Price and redeeming all of the shares of Series D Preferred Stock. At any time thereafter when additional funds of the Corporation are available by law for the redemption of the shares of Series D Preferred Stock, such funds shall be used as promptly as practicable to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

(c)           Rank. Notwithstanding anything to the contrary in this Section 5 of Article V.B, no redemption of shares of Series D Preferred Stock pursuant to this Section 5 of Article V.B shall occur (i) if there are any shares of Series E Preferred Stock issued and outstanding or (ii) unless and until the issued and outstanding shares of Series E Preferred Stock shall have received all payments due and owing under the terms thereof.

6.	Voting Rights; Election of Director.

(a)           General. In addition to the voting rights to which the holders of Series D Preferred Stock are entitled under or granted by California law, the holders of Series D Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Series D Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the quotient of (i) the sum of the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date divided by (ii) $4.20, subject to the same adjustments that are made to the Series D Conversion Price as provided in Section 7(c) of this Article V.B below.

(b)          Directors. As long as at least 500,000 shares of Series D Preferred Stock are outstanding, if General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and/or any Affiliate thereof in the aggregate own at least a majority of the outstanding shares of Series D Preferred Stock, then the holders of shares of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation.

(c)           Elections. As long as at least 500,000 shares of Series D Preferred Stock are outstanding, the Series D Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the other directors of the Corporation. If the conditions set forth in Section 6(b) of this Article V.B necessary for the holders of shares of Series D Preferred Stock to vote as a separate class for the election of one director are not satisfied, then the Series D Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the directors of the Corporation. At any meeting held for the purpose of electing directors pursuant to Section 6(b) of this Article V.B at a time when the holders of shares of Series D Preferred Stock are entitled to vote as a separate class for the election of one director, the presence in person or by proxy of the holders of a majority of the shares of Series D Preferred Stock then outstanding shall constitute a quorum of the Series D Preferred Stock for the election of the director to be elected solely by the holders of shares of Series D Preferred Stock; the holders of shares of Series D Preferred Stock shall be entitled to cast one vote per share of Series D Preferred Stock in any such election; and the director to be elected exclusively by the holders of shares of Series D Preferred Stock shall be elected by the affirmative vote of the holders of Series D Preferred Stock. Subject to the provisions of Section 305(b) and Section 603(d) of the California Corporations Code, a vacancy in a directorship filled by the holders of the Series D Preferred Stock voting as a separate class pursuant to Section 6(b) of this Article V.B shall be filled only by vote or written consent of the holders of shares of Series D Preferred Stock. The director elected pursuant to Section 6(b) of this Article V.B may not be removed without the consent of a majority of the holders of shares of Series D Preferred Stock, except as otherwise provided by law.

(d)          Action Without a Meeting. Except as provided in Section 305(b) and Section 603(d) of the California Corporations Code, any action required by the California Corporations Code to be taken at any annual or special meeting of holders of Series D Preferred Stock, voting as a separate class or series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Series D Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of Series D Preferred Stock and shall be delivered (by hand or certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of Series D Preferred Stock are recorded. Every written consent shall bear the date of signature of each holder of Series D Preferred Stock who signs the consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those holders of Series D Preferred Stock who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

(e)           Major Actions. Notwithstanding anything to the contrary set forth in the Articles of Incorporation or the By-laws of the Corporation, the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock, acting in accordance with Section 6(d) of this Article V.B, voting as a separate class, shall be a prerequisite to:

(i)         any amendment, modification or restatement of the Articles of Incorporation or the By-Laws of the Corporation, including, without limitation, by merger, consolidation, business combination or otherwise that is not a Change of Control;

(ii)       the issuance, reservation for issuance or authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock ranking senior to the shares of Series D Preferred Stock or any increase or decrease in the authorized number of shares of Series D Preferred Stock; provided, that the Corporation may issue options or shares pursuant to the Stock Option Plans, (x) shares of Series E Preferred Stock (A) upon conversion of those certain convertible promissory notes, with an aggregate principal amount of ten million dollars ($10,000,000), issued by the Corporation on November 26, 2003, (B) in exchange for those certain 5 3/4% Convertible Subordinated Notes, due April 1, 2005, in the principal face amount of thirty-two million seven hundred ninety-five thousand dollars ($32,795,000), issued by the Corporation pursuant to the Corporation’s Indenture, dated March 31, 2000, (C) upon conversion of the Apex Notes and (D) issuable pursuant to agreements entered into prior to the Series E Closing Date, and (y) the Series E Purchase Rights and the Rights Shares;

(iii)      the redemption of any Junior Stock other than the repurchase of unvested stock options or restricted stock from employees, officers, directors or consultants of the Corporation upon termination of service or in accordance with the Stock Option Plans;

(iv)      any declaration, distribution or payment of any dividend or other distribution to any Junior Stock;

(v)       the issuance, incurrence, assumption or guarantee by the Corporation or any Subsidiary of the Corporation of any funded Indebtedness (excluding capital leases incurred in the ordinary course of business but including the incurrence of any debt in connection with any borrowing arrangements with Silicon Valley Bank, provided that, with respect to the incurrence of any debt in connection with any borrowing arrangements with Silicon Valley Bank, if the holders of Series D Preferred Stock do not respond to a written request for consent by the Company within two Business Days of receiving such request, such holder shall be deemed to have consented); and

	(vi)	any amendment to this Section 6(e) of Article V.B.
7.	Conversion.

(a)           Optional Conversion. Any holder of shares of Series D Preferred Stock shall have the right, at its option, at any time and from time to time prior to the Effective Time (as such term is defined in the Merger Agreement), to convert, subject to the terms and provisions of this Section 7 of Article V.B, any or all of such holder’s shares of Series D Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series D Preferred Stock being so converted multiplied by (ii) the quotient of (x) the sum of the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date divided by (y) the Series D Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.B. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series D Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series D Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series D Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder on its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(i) of this Article V.B. All certificates representing shares of Series D Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series D Preferred Stock, in any event within seven (7) days of the receipt of such certificates, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

(aa)        Automatic Conversion. Each share of Series D Preferred Stock shall, upon the written request to the Corporation by holders of at least a majority of the then issued and outstanding Series D Preferred Stock, automatically be converted into such number of fully paid and nonassesable shares of Common Stock as is equal to the product of (i) the number of shares of Series D Preferred Stock being so converted multiplied by (ii) the quotient of (x) the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date divided by (y) the Series D Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.B. Upon notice from the Corporation, each holder of Series D Preferred Stock so converted shall promptly surrender to the Corporation for cancellation, at any place where the Corporation shall maintain a transfer agent for its Series D Preferred Stock or Common Stock, certificates representing the shares of Series D Preferred Stock so converted, duly endorsed in blank or accompanied by proper instruments of transfer. As promptly as practicable after the surrender of any shares of Series D Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted.

(b)          Termination of Rights. On the date of such optional conversion pursuant to Section 7(a) of this Article V.B or automatic conversion pursuant to Section 7(aa) of this Article V.B, all rights with respect to the shares of Series D Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series D Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(c)           (i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series D Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(c) of Article V.B), then, and in each such case, the Series D Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series D Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) of Article V.B shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii)       Certain Distributions. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series D Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series D Preferred Stock participate, in the manner provided in Section 3(c) of this Article V.B; dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(c) of Article V.B; and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Series D Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Series D Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of’ Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series D Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series D Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

(iii)      Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of shares of Series D Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(c)(i) or (ii) of this Article V.B above or Section 7(f) of this Article V.B below (but not including any action described in any such Section), the Board of Directors shall consider whether an adjustment should thereupon be made in the Series D Conversion Price. If the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Series D Conversion Price as a result of such action, then, and in each such case, the Series D Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series D Preferred Stock).

(iv)      No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(c) of Article V.B need be made to the Series D Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series D Preferred Stock that no such adjustment is required.

(d)          Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series D Conversion Price shall be required by reason of the taking of such record.

(e)           Certificate as to Adjustments. Upon any adjustment in the Series D Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series D Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series D Conversion Price then in effect following such adjustment.

(f)           Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Change of Control) or any capital reorganization,

reclassification, or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or a Change of Control) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of shares of Series D Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series D Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series D Preferred Stock, a security identical to (and not less favorable than) the Series D Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 7(f) of Article V.B shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7 of Article V.B. The provisions of this Section 7(f) of Article V.B and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

(g)	Notices. In case at any time or from time to time:

(i)        the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

(ii)       the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants; or

(iii)	there shall be any Transaction;

then the Corporation shall mail to each holder of shares of Series D Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction. Notwithstanding the foregoing, in the case of any event to which Section 7(f) of this Article V.B above is applicable, the Corporation shall also deliver the certificate described in Section 7(f) of this Article V.B above to each holder of shares of Series D Preferred Stock at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

(h)          Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series D Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series D Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series D Preferred Stock;

provided; that (x) the holders of shares of Series D Preferred Stock shall vote such shares in favor of any such action that requires a vote of stockholders and (y) such holders shall cause any directors elected by them pursuant to Section 6(b) of this Article V.B above to vote in favor of any such action that requires a vote of the Board of Directors.

(i)            No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series D Preferred Stock shall be made without charge to the converting holder of shares of Series D Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series D Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series D Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(j)           Limitations on Conversions. Each holder of the Series D Preferred Stock’s right to convert its shares of Series D Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any proposed redemption, Change of Control or any other event that notwithstanding this subsection (j) shall purport to limit such conversion right.

8.             Certain Remedies. Any registered holder of shares of Series D Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article V.B and to enforce specifically the terms and provisions of this Article V.B in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

9.            Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

C.	Series E Preferred Stock

For the purposes of this Article V.C only, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Excluded Transaction” means (a) any issuance of shares of stock or options to purchase shares of Series E Preferred Stock or Common Stock pursuant to the Stock Option Plans, (b) any issuance of Common Stock (i) upon the conversion of shares of Series E Preferred Stock or shares of Series D Preferred Stock, (ii) as a dividend on shares of Series E Preferred Stock or shares of Series D Preferred Stock or (iii) upon conversion or exercise of any Common Stock

Equivalents, (c) any issuance of Common Stock in connection with any Series E Liquidation Payment or Series D Liquidation Payment, (d) Capital Stock issued in consideration of an acquisition, approved by the Board of Directors, of another Person, (e) shares of Common Stock and Common Stock Equivalents issued in strategic transactions (which may not be private equity or venture capital financing transactions), approved by the Board of Directors, to Persons that are not principally engaged in financial investing, (f) the issuance of the Series E Purchase Rights and the Rights Shares, (g) shares of Series E Preferred Stock issuable pursuant to agreements entered into prior to the Series E Closing Date and (h) shares of Common Stock issuable upon conversion of the Apex Notes in accordance with the terms of the Convertible Note Purchase Agreement.

“Junior Stock” shall have the meaning ascribed to it in Section 2(a) of this Article V.C.

“Price Per Share” means $1.50 (subject to anti-dilution adjustment for stock splits of, combinations of and capital reorganizations with respect to the Series E Preferred Stock).

“Transaction” shall have the meaning ascribed to it in Section 7(f) of this Article V.C.

1.            Designation and Number of Shares. There shall be hereby created and established a series of preferred stock designated as “Series E Redeemable Convertible Preferred Stock” (the “Series E Preferred Stock”). The authorized number of shares of Series E Preferred Stock shall be sixty-eight million (68,000,000).

Immediately after the consummation of the Merger (the “Reverse Split Effective Time”), each share of Series E Preferred Stock issued and outstanding immediately prior to the Reverse Split Effective Time (the “Old Series E Preferred Stock”) shall be, without any action of the holder thereof, automatically split up and converted into 1/70,000th share of Series E Preferred Stock (the “New Series E Preferred Stock”) (such split, the “Reverse Split”). After the Reverse Split Effective Time, all references to “Series E Preferred Stock” in this Article V.C shall refer to the New Series E Preferred Stock.

Notwithstanding the immediately preceding paragraph, no fractional shares of the New Series E Preferred Stock shall be issued to the holders thereof (the “Series E Distribution Holder”) immediately after the Reverse Split Effective Time in connection with the Reverse Split, and no certificates representing any such fractional shares shall be issued. In lieu of the issuance of any fractional shares, the Corporation will pay to each Series E Distribution Holder an amount in cash equal to the product of (x) the fractional shares of the New Series E Preferred Stock held by such Series E Distribution Holder, multiplied by (y) the quotient referred to in Section 7(a)(ii) of this Article V.C, as adjusted after the Reverse Split, multiplied by (z) cash in an amount equal to $0.102 (subject to adjustment for any stock splits, combinations or recapitalizations of the Common Stock and similar anti-dilution events involving the Common Stock) and, subject to Section 1.11(c) of the Merger Agreement, the Contingent Litigation Recovery Right (as such term is defined in the Merger Agreement), such payment to be made in accordance with Article II of the Merger Agreement.

Each stock certificate that, immediately prior to the Reverse Split Effective Time, represented shares of Old Series E Preferred Stock shall, from and after the Reverse Split

Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Series E Preferred Stock into which the shares of Old Series E Preferred Stock represented by such certificate shall have been reclassified.

2.            Rank. The Series E Preferred Stock shall with respect to the payment of the Series E Liquidation Payment in the event of Liquidation or Change of Control and with respect to dividend and redemption rights rank senior to (i) all series of Common Stock (ii) all series of preferred stock of the Corporation (including, without limitation, the Series C Participating Preferred Stock and the Series D Preferred Stock) and (iii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series E Preferred Stock (clauses (i), (ii) and (iii), together, the “Junior Stock”).

3.	Dividends.

(a)           Dividend Rate. The holders of shares of Series E Preferred Stock shall accrue dividends at an annual rate equal to five and three-fourths percent (5-3/4%) of the Price Per Share, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or notdeclared by the Board of Directors. Such dividends shall not be paid in cash and shall instead be added to the Series E Accreted Value on a semi-annual basis on December 31st and June 30th of each year (each such date, a “Series E Accrual Date”). In addition, if the Corporation declares and pays any dividends on the Common Stock, then, in that event, the holders of shares of Series E Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) of this Article V.C below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

(b)           Other Dividends. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any other shares of Capital Stock unless and until all accrued and unpaid dividends on the Series E Preferred Stock have been paid in full. Notwithstanding Section 2 of this Article V.C or this Section 3(b) of Article V.C, dividends shall accrue on the Series D Preferred Stock as provided in Section 3 of Article V.B hereof.

4.	Liquidation and Change of Control.

(a)           Series E Liquidation Payment. Upon the occurrence of a Liquidation, the holders of shares of Series E Preferred Stock shall be paid in cash for each share of Series E Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the greater of (i) the sum of (A) the Series E Accreted Value of such share of Series E Preferred Stock on the date of such Liquidation plus (B) all dividends accrued since the previous Series E Accrual Date or (ii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible immediately prior to such Liquidation. If the assets of the Corporation available for distribution to the holders of shares of Series E Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series E Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b)           Change of Control. In the event of a Change of Control, the holders of shares of Series E Preferred Stock shall be paid for each share of Series E Preferred Stock held thereby, an amount equal to the greater of (i) the sum of (A) the Series E Accreted Value of such share of Series E Preferred Stock on the date of such Change of Control plus (B) all dividends accrued since the previous Series E Accrual Date or (ii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible immediately prior to the closing of such Change of Control. Such amount shall be paid in the form of consideration paid in such Change of Control on the closing date of such Change of Control.

5.	Redemption.
(a) Optional Redemption.

(i)            Series E Optional Redemption Period. The Corporation shall not have any right to redeem any shares of the Series E Preferred Stock on or prior to the third anniversary of the Series E Closing Date. If on any date after the third anniversary of the Series E Closing Date, but prior to the Series E Automatic Redemption Date, the average closing price per share of the Common Stock, as reported on NASDAQ or other nationally recognized securities exchange on which the shares of Common Stock trade, for any sixty (60) consecutive trading days after such third anniversary date, equals or exceeds four hundred percent (400%) of the Series E Accreted Value (the “Series E Optional Redemption Measurement Window”), the Corporation shall have the right, at its sole option and election, to redeem (unless otherwise prevented by law) within thirty (30) days following such Series E Optional Redemption Measurement Window (the “Series E Optional Redemption Period”), all, but not less than all, of the outstanding shares of Series E Preferred Stock in cash, at a price per share (the “Series E Optional Redemption Price”) equal to the sum of the Series E Accreted Value plus all dividends accrued since the previous Series E Accrual Date.

(ii)          Optional Redemption Payment. Written notice of any election by the Corporation to redeem the shares of Series E Preferred Stock pursuant to this Section 5(a) of Article V.C (with a closing date prior to the expiration of the Series E Optional Redemption Period selected for such redemption (the “Series E Optional Redemption Date”)), shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than ten (10), nor more than thirty (30), days prior to such Series E Optional Redemption Date to the holders of record of the shares of Series E Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series E Optional Redemption Price shall be made with respect to each share of Series E Preferred Stock by wire transfer of immediately available funds or check as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series E Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series E Preferred Stock (in the case of wire transfer) after surrender of the Series E

Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of shares of Series E Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series E Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.C, any holder of Series E Preferred Stock may convert its shares of Series E Preferred Stock pursuant to Section 7(a) of this Article V.C until the Series E Optional Redemption Price has been paid in full by the Corporation to such holder.

(iii)         Termination of Rights. If shares of Series E Preferred Stock are redeemed in full on the Series E Optional Redemption Date, then after the Series E Optional Redemption Date, all rights of any holder of shares of Series E Preferred Stock shall cease and terminate, and such shares of Series E Preferred Stock shall no longer be deemed to be outstanding; provided, however, that, if the Corporation defaults in the payment in full of the Series E Optional Redemption Price, then, subject to Section 5(b) of this Article V.C, the Corporation may not redeem the shares of Series E Preferred Stock until the next Series E Optional Redemption Measurement Window.

(b)	Automatic Redemption.

(i)           Automatic Redemption Date and Payment. On the fourth anniversary of the Series E Closing Date (the “Series E Automatic Redemption Date”), all of the shares of Series E Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share (the “Series E Redemption Price”) equal to the sum of the Series E Accreted Value plus all dividends accrued since the previous Series E Accrual Date. Written notice of the Series E Automatic Redemption Date shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty (30), nor more than sixty (60), days prior to the Series E Automatic Redemption Date to the holders of record of the shares of Series E Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series E Redemption Price shall be made with respect to each share of Series E Preferred Stock by wire transfer of immediately available funds or check as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series E Preferred Stock certificates to accounts designated (in the case of wire transfer) in writing by the holders of such shares of Series E Preferred Stock after surrender of the Series E Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of such shares of Series E Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series E Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.C, any holder of Series E Preferred Stock may convert its shares of Series E Preferred Stock pursuant to Section 7(a) of this Article V.C until the Series E Redemption Price has been paid in full by the Corporation to any such holder.

(ii)          Termination of Rights. If the shares of Series E Preferred Stock are redeemed in full on the Series E Automatic Redemption Date, then after the Series E

Automatic Redemption Date, all rights of any holder of such shares of Series E Preferred Stock shall cease and terminate, and such shares of Series E Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment in full of the Series E Redemption Price, the rights of the holders of shares of Series E Preferred Stock shall continue until the Corporation cures such default.

(iii)         Insufficient Funds for Redemption. If the funds of the Corporation available for redemption of the shares of Series E Preferred Stock on the Series E Automatic Redemption Date are insufficient to redeem in full the shares of Series E Preferred Stock, the holders of shares of Series E Preferred Stock shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Series E Automatic Redemption Date were redeemed in full. Any shares of Series E Preferred Stock that the Corporation does not redeem on the Series E Automatic Redemption Date due to insufficient funds shall continue to be outstanding until redeemed and dividends on such shares shall continue to accrue and cumulate until redeemed. The Corporation shall in good faith use all commercially reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevented the Corporation from paying the Series E Redemption Price and redeeming all of the shares of Series E Preferred Stock. At any time thereafter when additional funds of the Corporation are available by law for the redemption of the shares of Series E Preferred Stock, such funds shall be used as promptly as practicable to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

6.	Voting Rights.

(a)           General. In addition to the voting rights to which the holders of Series E Preferred Stock are entitled under or granted by California law, the holders of Series E Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), including, without limitation, the election of all of the directors of the Corporation other than the director elected solely by the holders of the shares of Series D Preferred Stock pursuant to Section 6(b) of Article V.B hereof. With respect to any such vote, each share of Series E Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the quotient of (i) the sum of the Series E Accreted Value plus all dividends accrued since the previous Series E Accrual Date divided by (ii) the Conversion Amount, subject to the same adjustments that are made to the Series E Conversion Price as provided in Section 7(c) of this Article V.C below.

(b)           Series E Actions. At any meeting of the holders of shares of Series E Preferred Stock held for the purpose of voting upon any resolutions requiring the approval of the holders of shares of Series E Preferred Stock, voting as a separate class or series, the presence in person or by proxy of the holders of a majority of the shares of Series E Preferred Stock then outstanding shall constitute a quorum of the Series E Preferred Stock; the holders of shares of Series E Preferred Stock shall be entitled to cast one vote per share of Series E Preferred Stock;

and such resolution shall be deemed approved upon the affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock present in person or represented by proxy at such meeting.

(c)           Action Without a Meeting. Except as provided in Section 305(b) and Section 603(d) of the California Corporations Code, any action required by the California Corporations Code to be taken at any annual or special meeting of holders of Series E Preferred Stock, voting as a separate class or series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Series E Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of Series E Preferred Stock and shall be delivered (by hand or certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of Series E Preferred Stock are recorded. Every written consent shall bear the date of signature of each holder of Series E Preferred Stock who signs the consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those holders of Series E Preferred Stock who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

(d)          Major Actions. Notwithstanding anything to the contrary set forth in the Articles of Incorporation or the By-laws of the Corporation, the affirmative vote of the holders of the outstanding shares of Series E Preferred Stock acting in accordance with Section 6(b) or 6(c) of this Article V.C, voting as a separate class, shall be a prerequisite to:

(i)            any amendment to, restatement of or waiver of the terms of the Series E Preferred Stock, including, without limitation, by merger, consolidation, business combination or otherwise that is not a Change of Control;

(ii)          the issuance, reservation for issuance or authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock ranking senior to the shares of Series E Preferred Stock or any increase or decrease in the authorized number of shares of Series E Preferred Stock; provided, that the Corporation may issue (w) options or shares pursuant to the Stock Option Plans, (x) shares of Series E Preferred Stock (A) upon conversion of those certain convertible promissory notes, with an aggregate principal amount of ten million dollars ($10,000,000), issued by the Corporation on November 26, 2003, (B) in exchange for those certain 5-3/4% Convertible Subordinated Notes, due April 1, 2005, in the principal face amount of thirty-two million seven hundred ninety-five thousand dollars ($32,795,000), issued by the Corporation pursuant to the Corporation’s indenture, dated March 31, 2000, (C) upon conversion of the Apex Notes and (D) issuable pursuant to agreements entered into prior to the Series E Closing Date, and (y) the Series E Purchase Rights and the Rights Shares;

(iii)         the redemption of any Junior Stock other than the repurchase of unvested stock options or restricted stock from employees, officers, directors or consultants of the Corporation upon termination of service or in accordance with the Stock Option Plans;

(iv)         prior to the payment in full of the Series E Liquidation Payment, any distribution or payment of any dividend or other distribution to any Junior Stock, provided that, no consent of the holders of Series E Preferred Stock shall be required for the accrual of dividends on the Series D Preferred Stock as provided in Section 3 of Article V.B hereof; and

	(v)	any amendment to this Section 6(d) of Article V.C.
7.	Conversion.

(a)           Optional Conversion. Any holder of shares of Series E Preferred Stock shall have the right, at its option, at any time and from time to time prior to the Effective Time (as such term is defined in the Merger Agreement), to convert, subject to the terms and provisions of this Section 7 of Article V.C, any or all of such holder’s shares of Series E Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series E Preferred Stock being so converted multiplied by (ii) the quotient of (x) the Series E Accreted Value divided by (y) the Series E Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.C below. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series E Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series E Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series E Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(i) of this Article V.C below. All certificates representing shares of Series E Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series E Preferred Stock, in any event within seven (7) days of the receipt of such certificates, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

(aa)        Automatic Conversion. Each share of Series E Preferred Stock shall, upon the written request to the Corporation by holders of at least a majority of the then issued and outstanding Series E Preferred Stock, automatically be converted into such number of fully paid and nonassesable shares of Common Stock as is equal to the product of (i) the number of shares of Series E Preferred Stock being so converted, multiplied by (ii) the quotient of (x) the Series E Accreted Value divided by (y) the Series E Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.C below. Upon notice from the Corporation, each holder of Series E Preferred Stock so converted shall promptly surrender to the Corporation for cancellation, at any place where the Corporation shall maintain a transfer agent for its Series E Preferred Stock or Common Stock, certificates representing the shares of Series E Preferred Stock so converted, duly endorsed in blank or accompanied by proper instruments of transfer. As promptly as practicable after the surrender of any shares of Series E Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted.

(b)          Termination of Rights. On the date of such optional conversion pursuant to Section 7(a) of this Article V.C above or automatic conversion pursuant to Section 7(aa) of this Article V.C above, all rights with respect to the shares of Series E Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series E Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(c)           (i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series E Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(c) of Article V.C), then, and in each such case, the Series E Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series E Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) of Article V.C shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii)          Certain Distributions. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series E Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the

Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series E Preferred Stock participate, in the manner provided in Section 3(b) of this Article V.C above; dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(c) of Article V.C; and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then and in each such case, the Series E Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Series E Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series E Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series E Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

(iii)         Other Changes. In case the Corporation at any time or from time to time, prior to the conversion of shares of Series E Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(c)(i) or (ii) of this Article V.C above or Section 7(f) of this Article V.C below (but not including any action described in any such Section), the Board of Directors shall consider whether an adjustment should thereupon be made in the Series E Conversion Price. If the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Series E Conversion Price as a result of such action, then, and in each such case, the Series E Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series E Preferred Stock).

(iv)         No Adjustment. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(c) of Article V.C need be made to the Series E Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series E Preferred Stock that no such adjustment is required.

(d)          Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series E Conversion Price shall be required by reason of the taking of such record.

(e)           Certificate as to Adjustments. Upon any adjustment in the Series E Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series E Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series E Conversion Price then in effect following such adjustment.

(f)           Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Change of Control) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or a Change of Control) (each, a “Transaction”), the holder of each share of Series E Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series E Preferred Stock, a security identical to (and not less favorable than) the Series E Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction.

(g)          Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series E Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series E Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series E Preferred Stock; provided, that the holders of shares of Series E Preferred Stock shall vote such shares in favor of any such action that requires a vote of stockholders.

(h)           No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series E Preferred Stock shall be made without charge to the converting holder of shares of Series E Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series E Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series E Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(i)           Limitations on Conversions. Each holder of the Series E Preferred Stock’s right to convert its shares of Series E Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any proposed redemption, Change of

Control or any other event that notwithstanding this subsection (i) shall purport to limit such conversion right.

8.             Certain Remedies. Any registered holder of shares of Series E Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article V.C and to enforce specifically the terms and provisions of this Article V.C in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

9.            Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

ARTICLE VI

LIABILITY OF DIRECTORS

AND INDEMNIFICATION OF AGENTS

A.           Limitation on Directors’ Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B.            Indemnification of Corporate Agents. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the Corporation and its shareholders.

C.            Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article VI by the shareholders of the Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such repeal or modification.

4.            The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

5.            The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. As of the record date for the special meeting of the shareholders in which the foregoing amendment and restatement of the Articles of Incorporation was approved, the total number of outstanding shares of Common Stock of the Corporation was 67,909,267, there were no outstanding shares of Series C Participating Preferred Stock, the total number of outstanding shares of Series D Cumulative Redeemable Convertible Preferred Stock of the Corporation was 1,293,365, the total number of outstanding shares of Series E Redeemable Convertible Preferred Stock of the Corporation was 48,341,620, there were no outstanding shares of Series F Redeemable Convertible Preferred Stock outstanding and the Special Voting Share was not outstanding. The number of shares voting in favor of the foregoing amendment and restatement equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time the foregoing amendment and restatement was approved was more than 50% of the outstanding shares of Common Stock, voting as a separate class; more than 50% of the outstanding shares of Series D Cumulative Redeemable Convertible Preferred Stock, voting as a separate class; more than 50% of the outstanding shares of Series E Redeemable Convertible Preferred Stock, voting as a separate class, and more than 50% of the outstanding shares of Common Stock, Series D Cumulative Redeemable Convertible Preferred Stock and Series E Redeemable Convertible Preferred Stock, voting together as a single class, with each share of Common Stock outstanding being entitled to one vote and each share of Series D Cumulative Redeemable Convertible Preferred Stock and Series E Redeemable Convertible Preferred Stock being entitled to that number of votes determined in accordance with applicable law, the Articles of Incorporation and the Corporation’s By-laws.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: April 28, 2008

/s/ Mark J. Ferrer
Mark J. Ferrer, Chairman of the Board

/s/ Michael A. Plumleigh
Michael A. Plumleigh, Secretary

Exhibit B

By-laws

Incorporated by reference to Exhibit 3(ii)(b) to the Company's Quarterly Report
on Form 10-Q for the quarter ended June 30, 2003.

Exhibit C

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from __________ (“Transferor”) certain shares or certain options, warrants or other rights to purchase _____ shares, par value $0.001 per share, of Common Stock (the “Shares”) of Critical Path, Inc., a _______________ (the “Company”);

The Shares are subject to the Shareholders Agreement, dated May 1, 2008 (the “Agreement”), among the Company and the other parties listed on the signature pages thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

Pursuant to the terms of the Agreement, the Transferor is prohibited from transferring such Shares and the Company is prohibited from registering the transfer of the Shares unless and until a transfer is made in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such Shares and have the Company register the transfer of such Shares.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Transferor to transfer such Shares to the undersigned and the Company to register such transfer, the undersigned does hereby acknowledge and agree that (i) he[/she] has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to the terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as [a “General Atlantic Shareholder”] [a “CK/DLC Shareholder”] [an “Other Shareholder”] (as therein defined).

This ________ day of ________, 20__.

____________________________________

Exhibit D

Registration Rights

Registrable Securities:

All shares of common stock held by the Shareholders other than those that (i) are covered by a registration statement that has been declared effective under the Securities Act, or (ii) can be sold freely without any limitation under Rule 144(k) promulgated under the Securities Act.

Demand Registration:

At any time after one hundred and eighty (180) days following an Initial Public Offering, any Shareholders that, together with their Affiliates, hold more than ten percent (10%) of the then total outstanding shares of Common Stock of the Company may request two (2) (consummated) registrations by the Company of such Shareholders’ Registrable Securities.

A registration will count for this purpose only if (i) all Registrable Securities requested to be registered are registered and (ii) it is concluded, or withdrawn at the request of the Shareholders (other than as a result of a material adverse change to the Company).

Registration on Form S-3:

Shareholders also will have the right to require the Company to register on Form S-3, if available for use by the Company, Registrable Securities for an aggregate offering price of at least $10 million. There will be no limit on the aggregate number of such Form S-3 registrations, provided that there are no more than two per year.

Piggyback Registration:

The holders of Registrable Securities will be entitled to “piggyback” registration rights on all registration statements of the Company (other than a registration statement on Form S-4 or S-8 or any successor form thereto) on a pro rata basis.

Expenses	The registration expenses (inclusive of reasonable legal fees of the Shareholders but exclusive of underwriting discounts and commissions) will be borne by the Company.

D-1